UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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EQUITY RESIDENTIAL

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NYSE OPENING BELL®
SEPTEMBER 28, 2023
EQR LISTED NYSE
Equity Residential
EQR LISTED NYSE
NEW YORK STOCK EXCHANGE

AERO

2024

Proxy Statement and Annual Meeting of Shareholders

Above, Clockwise from the top:

Equity Residential celebrating its 30th anniversary at the NYSE *(September 28, 2023)*

Aero - Alameda, CA *(Completed Q2 2021)*

Reverb - Washington, D.C. *(Completed Q2 2023)*

GRESB ★★★★☆ 2023

Equity Residential

Notice of 2024 Annual Meeting of Shareholders

April 16, 2024

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 20, 2024 at 8:00 a.m., Central Time, at which time shareholders of record at the close of business on March 28, 2024 will be asked to:

•
Elect eleven trustees, each to serve until our 2025 Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified;
•
Ratify our selection of Ernst & Young LLP as our independent registered public accounting firm for 2024;
•
Approve our executive compensation on a non-binding, advisory basis; and
•
Consider any other business properly brought before the meeting and any postponement or adjournment thereof.

The Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast. You can access the Annual Meeting at www.virtualshareholdermeeting.com/EQR2024 beginning at 7:45 a.m. Central Time using the 16-digit control number which appears on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. Authenticated shareholders will be able to vote and submit questions online during the meeting via the Annual Meeting website.

Your vote is very important. Whether or not you attend the meeting, we urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

Mark J. Parrell

President and Chief Executive Officer

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

i

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 18, 2024 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 20, 2024 at 8:00 a.m., Central Time. The Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast. The Annual Meeting can be accessed by shareholders at www.virtualshareholdermeeting.com/EQR2024.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1: Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee: Mark J. Parrell, Angela M. Aman, Linda Walker Bynoe, Mary Kay Haben, Ann C. Hoff, Tahsinul Zia Huque, Nina P. Jones, John E. Neal, David J. Neithercut, Mark S. Shapiro and Stephen E. Sterrett.

Proposal 2: Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2024

The Board recommends a vote FOR this proposal.

Proposal 3: Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

2023 Highlights

In 2023, we celebrated our 30th anniversary as a public company and continued our long track record of creating value through sound capital allocation, focused and proactive revenue generation and expense management while maintaining a conservative balance sheet and taking corporate responsibility into account.

Capital Allocation

Acquired approximately $366.3 million of operating properties that were on average one year old and sold approximately $379.9 million of operating properties that were on average 30 years old in 2023, continuing to advance our strategy of investing in our expansion markets and reducing exposure to older or lower returning assets in select established markets

Invested $282.8 million in Capital Expenditures to Real Estate[1] for Same Store Properties[2] in 2023, approximately 40% of which was NOI-Enhancing[1] and represented Renovation Expenditures[1] for 2,799 same store apartment units in addition to sustainability and property-level technology spend

Repurchased 864,386 common shares, at a weighted average purchase price of $56.79 per share, for an aggregate purchased amount of approximately $49.1 million in 2023	Generated an 11.4% Unlevered IRR[2] on 2023 dispositions

1 As defined in the Supplemental Appendix on page 97

2 As defined in the Supplemental Appendix on page 98

Operational
Increased Same Store Net Operating Income[1] by 6.2% year-over-year	Reported a modest 4.3% increase in same store expenses for the full year of 2023, reflecting the Company’s continued success in managing controllable expenses as well as limited real estate tax growth

1 As defined in the Supplemental Appendix on page 98

Equity Residential	2	2024 Proxy Statement

Financial
6.0% increase in dividend rate year-over-year, reflecting the strength of the Company's business	7.3% Earnings Per Share 6.2% Funds From Operations Per Share 7.4% Normalized Funds From Operations Per Share growth rates for the full year 2023[1]

Replaced a maturing $800.0 million secured debt pool with $550.0 million in new ten-year secured loans at a favorable all-in rate of 4.7%, resulting in the Company having no significant debt maturities until June 2025

1 For additional details/definitions of Normalized Funds From Operations, including reconciliations of earnings per share ("EPS") to Funds from Operations ("FFO") per share and Normalized FFO per share, see the Supplemental Appendix beginning on page 97.

Sustainability/Corporate Responsibility
Received a score of 54 on the S&P Global Corporate Sustainability Assessment, placing the Company in the 92nd percentile	Expanded our efforts to improve access to affordable housing with an additional $5.0 million investment in a fund dedicated to this purpose
Recognized by Newsweek as one of America’s Most Responsible Companies for the fifth consecutive year	Named one of Sustainalytics’ Top-Rated ESG Companies, recognized as Regional Top Rated for 2024

In addition to sustainable practices, we have a commitment to our employees’ engagement, diversity and inclusion and wellness that is the foundation of our corporate purpose, as detailed below. We also recognize that a successful company must incorporate the best corporate governance practices in order to better serve its stakeholders.

Equity Residential	3	2024 Proxy Statement

Company Purpose

Equity Residential is committed to creating communities where people thrive. We carry this, our corporate purpose, through our relationships with our customers, our employees, our shareholders and the communities in which we operate. It drives our commitments to sustainability, diversity and inclusion, the total wellbeing of our employees and being a responsible corporate citizen in the communities in which we operate.

Corporate Responsibility

Consistent with our Company’s corporate purpose, our Board is committed to the incorporation of corporate responsibility principles in all aspects of the Company’s business. The Board understands that corporate responsibility requires an all-inclusive approach, addressing not only the Company’s impact on the environment and climate-related risks and opportunities, but also the Company’s impact on our communities, including relationships with our residents, employees and shareholders. All members of our executive management team are evaluated and compensated on their advancement of corporate responsibility principles, as further described below.

The Company’s executive-level steering committee oversees our corporate responsibility strategy and goals and, through the CEO, reports directly to the Corporate Governance Committee of the Board, which provides direct oversight of the Company’s corporate responsibility strategy and goals in general. At the corporate level, the Company’s cross-functional working group manages progress on our strategy and directs communications between our functional material topic owners and the steering committee.

Equity Residential	4	2024 Proxy Statement

The Company has an outstanding track record in the annual Global Real Estate Sustainability Benchmark (“GRESB”) Survey, a globally-recognized third-party analysis of the environmental, social and governance indicators of currently more than 2,000 real estate portfolios worldwide. In 2023, Equity Residential was awarded a 4-Star rating and a score of 84, an increase of three points from 2022. The Company has been recognized as a top performer by GRESB since 2013. In addition, the Company earned a score of 54 on the S&P Global Corporate Sustainability Assessment ("CSA"), an annual evaluation of companies’ sustainability practices, in 2023, placing us in the 92nd percentile.

The Company completed the Carbon Disclosure Project ("CDP") assessment for the first time in 2022 and received a score of B. In 2023, that score increased to A-, which is in the Leadership band (i.e., implementing current best practices) and higher than the North America regional average of C and the financial services sector average of B.

The Company was also named one of Sustainalytics’ Top-Rated ESG Companies for 2024, recognized as Regional Top Rated for 2024, and recognized by Newsweek as one of America’s Most Responsible Companies for the fifth consecutive year, a list of top performing companies in corporate social responsibility matters in the U.S.

Equity Residential	5	2024 Proxy Statement

The following pages describe some of our corporate responsibility principles in further detail, but for additional information on the Company’s corporate responsibility policies and goals, please see the “Corporate Responsibility” section in the Investor portion of the Company’s website at www.equityapartments.com. The “Corporate Responsibility” section of our website also contains the Company’s 2023 Environmental, Social and Governance Report, which was published following the review and approval of the Corporate Governance Committee and includes a third-party limited assurance statement as well as a Global Reporting Initiative (“GRI”) Content Index. The Company continues to include Sustainability Accounting Standards Board ("SASB") disclosures, aligning our targets and initiatives with the United Nations Sustainable Development Goals (SDGs), and incorporating the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”) into our climate resiliency strategy and corporate transparency efforts. The 2023 Environmental, Social and Governance Report is not part of or incorporated into this Proxy Statement.

Equity Residential	6	2024 Proxy Statement

Sustainability

The Company’s sustainability program actively manages environmental impacts and climate-related risks and opportunities through optimized, financially responsible capital investments and technologies. We methodically focus on energy, water, waste and emissions to advance the program’s policies, targets and resilience outcomes as well as our shareholders' long-term financial interests. Together, we believe our program drives long-term asset value, responsibly manages risks and engages our communities, residents, employees and shareholders as part of our broader sustainability strategy and commitment to good corporate citizenship and maximizing investment performance.

The Company has a dedicated in-house team that initiates and applies sustainable practices in all aspects of our business, including investment activities, development, property operations and property management activities. We consider building locations based on walkability, accessibility, neighborhoods and communities. Our properties support amenities such as fitness centers, and we select locations near shops, restaurants, outdoor amenities such as bike/running paths and health clubs, enabling a low carbon footprint lifestyle for our residents to live, work and play.

The Company is committed to reducing our environmental impact and has established transparent energy and science-based emission reduction targets to generate greater accountability in this regard. We are focused on meeting these energy and emission reduction targets to align with a transition to a low-carbon economy. Our emissions reduction strategy centers around prioritizing energy efficiency and on-site renewable energy, and supplementing with off-site renewable energy where needed. We plan to leverage the opportunities we see around building performance decarbonization regulations in our markets to support our efforts, seeking to realize synergies between energy efficiency, cost savings, regulatory compliance and carbon reductions. As we acquire new properties, our screening efforts include energy reviews and the identification of potential opportunities to increase efficiency in building systems, including considering third-party green certification status, on-site clean and renewable energy, energy intensity and energy conservation investments.

In 2023, we published our new Environmental Management System ("EMS") to increase our transparency on environmental initiatives and processes in place at the Company. Using our EMS framework, our Energy and Sustainability Management Team is responsible for managing energy and emissions-related initiatives across four core categories to support our emissions strategy and goals, which include utility data analysis, energy management, building energy systems and performance and clean and renewable energy.

We seek to offset a considerable amount of building energy use with on-site clean and renewable energy, including solar photovoltaic (“PV”), solar thermal and cogeneration, where it is physically possible and financially viable. As of December 31, 2023, over one-third of our properties feature some source of on-site clean or renewable energy. Since 2019, the Company has completed over three dozen new rooftop solar PV projects which deploy on-site renewable energy, reduce greenhouse gas ("GHG") emissions and improve site resilience.

We help lessen the impact of our residential units on the environment in numerous ways, for example by installing high-efficiency fixtures and appliances in our renovation program. We also utilize technology to increase resident engagement around energy and water. As of the end of

Equity Residential	7	2024 Proxy Statement

2023, we have equipped nearly 50,000 apartment units with "smart home" technology, which provides data and control to our residents to reduce water and energy use. The Company uses "Resident Electric Demand Response" programs in our New York market to leverage smart meters and artificial intelligence to provide information to our residents about how and when to reduce electric usage. In 2023, we provided guidelines, training and email communications to ensure that property managers and our residents are up to date on emerging sustainability best practices and regulatory developments.

Water is also a key area of focus of the Company, and we take a multi-pronged approach to water management by leveraging data and technology to benchmark monthly usage and identify opportunities for conservation and efficiency. We particularly target our markets experiencing water stress, like Southern California. We deploy many strategies to conserve water, including installing efficient water fixture replacements; incorporating water protection practices, such as including stormwater systems and flow-through planters; and considering alternatives to landscaping, including scaling back landscaping, utilizing artificial turf, decommissioning water features and installing smart irrigation systems. In addition, in 2023, we completed several water conservation audits and water fixture retrofits in Southern California and completed a massive water reducing xeriscaping landscape project at one of our properties.

The Company has created Sustainability and Building Design Standards and Guidelines to serve as the platform for integrating these sustainable best practices and features into new developments and renovations of existing assets. The goal of the design standards is to provide a resource that enables our teams to create and build beautiful and resilient spaces that are functional, showcase durable materials and operate efficiently. The success of the Company in implementing sustainable building standards is reflected through the multiple certifications, including Leadership in Energy and Environmental Design, National Green Building Standards and GreenPoint, that our buildings have received.

Since 2022, we have been a partner with the U.S. Environmental Protection Agency’s (EPA) Energy Star program, demonstrating our commitment to and integration of continuous improvement around energy management and sustainability. We are also part of the Urban Land Institute ("ULI") Greenprint Center for Building

Performance, a worldwide alliance of leading real estate owners, investors and strategic partners committed to improving the environmental performance of the global real estate industry.

The Company also considers climate change risks in making investment decisions to acquire and develop properties. Our climate and portfolio resiliency strategy is multi-pronged, focused on both our physical and transition risks for our acquisitions and developments. We assess and prioritize physical climate risks for our existing assets using a third-party comprehensive climate risk resilience program developed by Munich Re that includes a set framework across multiple levels. As part of our proactive measures to increase awareness and preparedness for the potential future impact from climate change, in 2023, we expanded our strategy and methodology for assessing climate resilience to our full portfolio and potential investment opportunities. The Company completed resilience assessments of our entire portfolio through third-party and additional climate risk data platforms to identify the risk levels of assets across multiple time horizons and scenarios. The analysis determined a risk rating for each asset across various climate risk scenarios to inform the development of a roadmap to further review and assess mitigation opportunities where needed.

Equity Residential	8	2024 Proxy Statement

We assess and prioritize transition climate risks on an ongoing basis by estimating the impact, probability and timeframe (near, medium and long-term) of these risks. We conduct analyses throughout the year to identify and assess regulatory, technological, market-related and reputational transition risks as it relates to climate change. We continue to monitor and assess the impact of all transition risks identified on a regular basis.

The Company partners with cities and local governments, through organizations like the Boston Green Ribbon Commission, to develop climate resilience plans and strategies for fighting climate change. We also actively participate in feedback sessions and technical advisory groups hosted by various municipalities, including Seattle, Washington, D.C., Denver and Los Angeles, as well as working on these matters with industry associations such as The Real Estate Board of New York to help minimize transitional risk or create programs that are inline with our overall sustainability targets and timeline and the efficient deployment of capital. We aim to make climate resilience a key driver in our overall business strategy in order to mitigate risks and identify long-term value creation opportunities.

It is important to our Company that our partners also implement sustainability measures in their operations. To that effect, we have published a Vendor Sustainability Policy that outlines our expectations for the environmental and social practices for all our suppliers. In addition, since 2019 the Company’s new commercial leases and renewals generally contain green leasing terms which aim to increase recycling efforts, encourage biodegradable material use and reduce overall waste.

Sustainability has been a focus of the Company for more than a decade. We expect to meaningfully enhance our activities and disclosure in this area over time to ensure that our people and our planet continue to thrive.

Environmental Highlights
•
Reduced absolute Scope 1, 2 and 3 GHG emissions by 3.9% since 2018, with a goal to achieve 30% reduction by 2030, a science-based target aligned with a scenario that keeps global warming well below 2°C.*
•
Reduced Scope 1 and 2 GHG emissions intensity per square foot by 12.1% since 2018, with a goal to achieve 30% reduction by 2030.*
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Reduced energy intensity per square foot by 11.9% since 2018, with a goal to achieve 20% reduction by 2030.*
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Published our new Environmental Management System to increase our transparency on environmental initiatives and processes in place at the Company.
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As of December 31, 2023, over one-third of our properties feature some source of on-site clean or renewable energy, such as solar PV, solar thermal and cogeneration.
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Expanded our strategy and methodology for assessing climate resilience to our full portfolio and potential investment opportunities and completed resilience assessments for our entire portfolio.

*Due to the timing of the Company’s Environmental, Social and Governance Report, metrics are reported as of the 2022 fiscal year.

Equity Residential	9	2024 Proxy Statement

Social Responsibility

Our commitments to our employees’ engagement, diversity and inclusion and wellness, as well as our commitments to the success of our neighboring communities, serve as the foundations of our corporate purpose. The Board, primarily through its Compensation Committee, provides oversight of talent management, highlighting its paramount importance. Each year, our Equity Values Council, a group comprised of representatives from every market where we do business, leads our efforts in support of the Company’s core “Equity Values” of Diversity & Inclusion (“D&I”), Social Responsibility, Sustainability and Total Wellbeing, by acting as change agents to drive initiatives, create goals and awareness and encourage colleagues to participate in community service activities and wellness initiatives.

D&I

To continue to foster the importance of a respectful work experience, the Company actively trains its workforce regarding the Company’s Code of Ethics and Business Conduct, which, in addition to establishing robust anti-bribery, anti-money laundering and anti-sanctions provisions and similar governance-related matters, also sets forth the Company’s diversity policy. Our vision of diversity includes race, gender, age, generation, sexual orientation, physical ability and ethnicity, among other factors. At Equity Residential we are committed to cultivating an inclusive environment of belonging for all employees by driving excellence through diverse perspectives and collaborative innovation. To achieve this, we have embedded best practices and encourage intentional inclusive behavior throughout the organization, resulting in an 84% D&I index score from our 2023 employee engagement survey. To further prioritize the importance of our D&I efforts, our executives’ annual compensation goals include an evaluation of objective metrics measuring our Company’s progress in this regard. The Company acknowledges that improving D&I in our business will require a long-term, sustained effort. We are committed to this effort and to the goal of giving all of our employees the opportunity to thrive. In 2023, the Company provided a number of activities in support of D&I, as highlighted below.

Equity Residential	10	2024 Proxy Statement

Diversity & Inclusion Highlights

Committed & Accountable Leadership

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Retained staff dedicated to D&I initiatives and who report to leadership for continuous oversight, management, and prioritization.
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Expanded our internal D&I resources site to include an online community that connects all Company employees to D&I events and conversations in order to continue to educate and build cultural awareness about diversity, inclusion and belonging.
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99% of all employees completed "Cultural Citizenship" education (defined as collectively supporting the unique cultural backgrounds and experiences of one another), and 99% of all people managers completed "Inclusive Leadership," a course designed to systematically and deliberately build the skills and competencies needed to be inclusive.
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1,175 connections were forged through our program that pairs employees around the country with each other to build relationships, promote discussion and foster understanding.
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Maintained an objective D&I component in the goals comprising the executive compensation program.
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Implemented a comprehensive supplier diversity program that seeks to provide opportunities to a broader set of vendors.

Attract, Develop & Retain

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Maintained a policy to interview at least two diverse candidates (women and people of color) for corporate manager level positions and above.
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Enhanced D&I programming with robust inclusion-oriented events, including professional speakers and national experts, employee panels and exclusive access to premiere resources such as documentaries and their filmmakers.
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Provided additional weekly online D&I microlearning to help managers develop cultural awareness and inclusive leadership skills.
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Maintained supplementary D&I programming, including Women in Business (a quarterly initiative to provide support, training and connection to all employees while remaining centered on women) and Book Club and Beyond (a series of more focused D&I discussions using books, podcasts and more).
•
Embedded a D&I lens in the talent review process, which includes the development of our Overcoming Bias in Performance Review Toolkit designed to provide practical bias interrupters and guidelines to improve fairness in the performance evaluation process.

Key Demographics

As of December 31, 2023:

•
60.5% of our workforce identifies as ethnically diverse, and 36.7% of our workforce identifies as female.
•
22.2% of our Board identifies as ethnically diverse, and 33.3% of our Board identifies as female.

Equity Residential	11	2024 Proxy Statement

Employee Engagement, Development and Wellbeing

Annually, we circulate an Employee Experience Survey that measures employee engagement and D&I, among other components of the employee experience. Our 2023 engagement score of 78% favorability is very strong, especially given changes in employee expectations post-pandemic. In fact, our engagement score is consistent with the average engagement score for property management businesses and places us in the top 25% of our vendor’s book of business. Our D&I score of 84% demonstrates sustained employee favorability for the initiatives we have undertaken in this regard, leading to a greater sense of belonging.

We are committed to providing our employees with encouragement, guidance, time and resources to learn and apply the skills required to succeed in their jobs. Our HR Transformation Learning & Development (“L&D”) team is interspersed throughout our markets and works regularly with employees to expand their knowledge and skills. L&D develops and delivers a wide range of training and development opportunities, from tactical to strategic, face-to-face to virtual, social learning to self-directed learning, and more.

We also are committed to providing the tools and resources to help our employees achieve total wellbeing. Whether physical, mental, financial, career, social or community wellbeing, Equity Residential offers benefits to help meet our employees' needs. In 2023, we removed financial barriers to accessing affordable, life-saving medications such as insulin, opioid overuse, asthma, and severe allergic reaction medications by eliminating out-of-pocket expenses for these medications within our medical plan. Understanding the importance of a mentally healthy workforce, we also added an industry-leading meditation app, free to all employees and their family members, designed to promote mental health and wellbeing self-care. We expanded access to financial protection with the addition of the ability for employees to purchase whole life insurance, including access to long-term care benefits. Lastly, we continue to see strong success in our retirement plan, with more than 9 in 10 employees actively saving for their post-working years, and in 2023, Equity Residential’s 401(k) plan was recognized as a finalist for Plan Sponsor of the Year, which is awarded to retirement plan sponsors that show a commitment to financial health and retirement success, by PLANSPONSOR, a media brand that provides comprehensive coverage and resources for professionals involved in the management of retirement plans and employee benefits.

Since 2019, the Company has partnered with Employees1st to establish a crisis fund for our employees struck by personal hardships or unforeseen disasters. The Company has contributed additional funds to the Employees1st crisis fund each year after its origination, and in 2023 alone, the fund paid over $33,000 to employees who qualified for assistance. Equity Residential is committed to providing the resources and opportunities for all of our employees to thrive.

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Equity Residential in the Community

We give every employee eight hours of paid time each year to spend doing service projects in their community. In 2023, employees spent over 3,400 hours on these activities, which range from fundraisers to food drives. Some of the groups we supported in 2023 include All Stars Project (Chicago), Bridges to Independence (Washington, D.C.), Christopher’s Haven (Boston), Food Bank New York City (New York), Greater Chicago Food Depository (Chicago), Hawaii Community Foundation (Hawaii), Hispanic Alliance for Career Development (Chicago), Housing Industry Foundation (San Francisco), Move for Hunger

(New Jersey), Pancreatic Cancer Action Network (Los Angeles), Pine Street Inn (Boston), Robert H. Lurie Comprehensive Cancer Center of Northwestern University (Chicago), The Posse Foundation (New York), The Trevor Project, Inc. (Los Angeles) and So Others Might Eat (Washington, D.C.).

In addition, the Company is a member of the Coalition of Women's Initiatives in Law, a non-profit membership association whose goal is to foster career advancement and professional development, promote dialogue and provide a support network among members and help address the many issues facing women lawyers and women’s initiatives today. The Company is also a sponsor of the Goldie B. Wolfe Miller Women Leaders in Real Estate Initiative, whose mission is to prepare women for senior leadership roles in all sectors of commercial real estate by providing scholarship support for graduate study, mentorship and networking opportunities to women with high potential who are committed to becoming leaders in the real estate industry. Equity Residential is committed to helping our communities thrive.

Community Highlights
•
In 2023, the Company and its foundation donated approximately $600,000 to charitable causes.
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We continued our strategic partnership with Move for Hunger, a national nonprofit focused on reducing food waste and fighting hunger. In 2023, our residents and employees collected 14,038 pounds of food, which equates to 11,699 meals.
•
Our second annual Company-wide Community Giving Month was held in November 2023. Our employees participated in 50 events for a total of 2,193 service hours.
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A 2023 Company goal was to donate 30,000 meals to celebrate our 30 years as a public company, which we achieved, in partnership with Move for Hunger and the Greater Chicago Food Depository, through the collection of canned food at our communities and corporate headquarters and monetary donations.
•
We continued our home support program with Apartment List and provided eight rent-free apartments to students in the Year Up program. Year Up is a national, non-profit organization that provides one-year internship and professional development experience to young adults.

Equity Residential	13	2024 Proxy Statement

Governance of the Company

Corporate Governance Highlights

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders. The following are some of the Company’s governance highlights:

√ 9 of 11 Trustee Nominees are Independent

√ 45% of Trustee Nominees identify as women;

all Committee chairs identify as women

√ 18% of Trustee Nominees identify as racially/ethnically diverse

√ Annual Election of Trustees by Majority Voting

√ Independent Lead Trustee

√ Independent Board Committees

√ Separate Chairman & CEO

√ Trustee Executive Sessions without Management

√ Risk Oversight by Board and Committees

√ Authority for Board to retain outside advisors

√ Annual Rigorous Board Evaluation Process

√ Ongoing Board Refreshment Process

√ Ongoing Executive Succession Planning

√ No Employment Agreements with Executives

√ Executive Compensation Driven by Objective Pay for Performance Philosophy

√ Active Shareholder Engagement

√ No Shareholder Rights Plan

√ Bylaws include Proxy Access Nominating Provisions and Shareholder Right to Amend Bylaws

√ Annual GRI-indexed corporate responsibility reporting

√ Disclosure of Political Contributions Policy and Expenditures

√ Internal Disclosure Committee for Financial Reporting

√ Meaningful Share Ownership Guidelines for Trustees and Executives

√ Double-trigger equity compensation vesting in the event of a change in control under the 2019 Share Plan (defined below)

√ Clawback policy for incentive-based executive compensation

√ Prohibition against hedging of Company shares

√ Prohibition against pledging of Company shares for Trustees and Executives (NEW IN 2023)

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance” or “Corporate Responsibility” to view the following documents:
• Declaration of Trust	• Code of Ethics and Business Conduct
• Bylaws	• Political Contributions Policy
• Committee Charters	• Executive Compensation Clawback Policy
• Corporate Governance Guidelines	• Environmental, Social and Governance Report

These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com). No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

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Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Lead Trustee, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees as well as through the tours and presentations described below. Board members have complete access to the Company’s management team and our independent registered public accounting firm.

The Board’s Role in Overseeing Corporate Strategy for Long-Term Value Creation

The Board is deeply involved in the development and oversight of the Company’s long-term strategy: to own and operate an apartment portfolio that has the highest long-term risk adjusted returns with an emphasis on consistently growing cash flow over time. The Board routinely engages with Company management on the components of this strategy, such as identification of markets, renter preferences, economic, regulatory and political risks, operating focus, use of technology, allocation of capital, employee engagement and the management of corporate responsibility risks and opportunities that affect the Company’s business and the communities within which the Company conducts business.

Market Visits and Trustee Education

To stay connected with local aspects of Company strategy, the Board typically conducts at least one of its regularly scheduled quarterly meetings each year in one of the Company’s markets as opposed to at Company headquarters in Chicago. At these market-focused meetings, the Board visits apartment communities owned by the Company as well as those owned by the Company’s competitors, with opportunities to engage with and receive presentations from local employees. The Board also tours the market in general to investigate market risk factors, including growth trends, employment levels, environmental, climate and resiliency factors, regulatory issues and other important aspects of Company strategy. The Board’s opportunity to engage with local employees also ensures that the Board remains deeply connected to the Company’s culture. In 2023, the Board held two meetings in markets: one in Atlanta, which is one of the Company's expansion markets, where the trustees toured the Company's Skyhouse South Apartments; and the other in New York, one of the Company's established markets, where the trustees toured the Company's 71 Broadway property. During these visits, the trustees received presentations from local management on investment, operating and development conditions in the applicable market, and in New York, presentations from outside experts on economic and political conditions.

In addition to market visits, many regular quarterly Board meetings include educational briefings from management regarding a wide variety of strategic initiatives, ranging from technology initiatives and cybersecurity projects to investment policies, customer and marketing activities, D&I initiatives and more, and from outside subject matter experts regarding topics such as the political landscape and the regulatory environment.

The Company also provides an orientation program for new trustees, which includes an overview of duties and our corporate governance policies, opportunities to take tours of Company properties, as well as one-on-one sessions with each member of executive management on the Company’s strategy and industry.

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Please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024 for a detailed discussion of the Company’s strategy, aspects of which are reviewed by the Board at every quarterly meeting.

Board Leadership Structure

Since the Company’s initial public offering in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer. Samuel Zell, the Company's founder, served as Chairman from our initial public offering in August 1993 until he passed away in May 2023, at which time David J. Neithercut, an existing trustee and our former Chief Executive Officer, succeeded Mr. Zell as Chairman. See page 32 for biographical information regarding Mr. Neithercut. As our Chairman, Mr. Neithercut presides over meetings of the Board, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry.

Mark J. Parrell, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our independent Lead Trustee. See page 33 for biographical information regarding Mr. Parrell. We believe the Company is well-served by our current leadership structure.

Lead Trustee

Stephen E. Sterrett has been the Company’s Lead Trustee since June 2020. See page 39 for biographical information regarding Mr. Sterrett. Duties as Lead Trustee include:

•     Engaging in consistent and regular communication with the CEO regarding the Board’s risk oversight responsibilities

•     Ensuring that the Board performs its annual evaluation of the CEO’s performance

•     Leading Board evaluations jointly with the Governance Chair (defined below)

•     Serving as liaison between the Chairman and the other trustees

•     Serving as liaison jointly with the Chairman between shareholders and the Board

•     Participating with the Chairman and CEO in planning and setting agendas for Board meetings

•     Determining with the Chairman and CEO the necessary information trustees should receive regarding matters to be discussed at Board meetings

•     Presiding at all executive sessions of independent trustees and any Board meetings in the unlikely event the Chairman is not present

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Meetings

In 2023, the Board held seven meetings, with 98% average attendance. No trustee nominees attended fewer than 89% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Nine trustees attended the 2023 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the non-employee trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. In 2023, the non-employee trustees held four executive sessions, and the independent trustees held two executive sessions.

Board Independence and Consultants

The Company’s Corporate Governance Guidelines require that a majority of its trustees be independent within the meaning of The New York Stock Exchange (“NYSE”) listing standards, and approximately 82% of the trustees nominated herein are independent. The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who meet the independence and, with respect to the Audit Committee, the financial literacy requirements of the NYSE listing standards. The Board also has an Executive Committee. The current members of these committees, the principal responsibilities of each committee and the number of meetings held in 2023 are described below. For a discussion regarding the allocation of risk oversight among the Audit Committee, Compensation Committee and Corporate Governance Committee, see “The Board’s Role in Risk Oversight” below.

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AUDIT COMMITTEE

Key Responsibilities

•
Provides assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, performance and independence and the performance of the Company’s internal audit function
•
Appoints and replaces the independent registered public accounting firm, which reports directly to the Audit Committee, approves the engagement fees of the independent registered public accounting firm and pre-approves the audit services and any permitted non-audit services provided to the Company
•
Reviews the scope of audits as well as the annual audit plan
•
Evaluates matters relating to the audit, including critical audit matters (CAMs), and internal controls of the Company
•
Reviews and approves all related party transactions
•
Reviews the Company’s enterprise risk management program
•
Oversees the Company’s day-to-day cybersecurity, data privacy and other information technology risks and strategies to protect the Company’s business systems and information and to respond to incidents

The Company’s internal audit officer reports to the Audit Committee and the Audit Committee reviews and approves the internal audit annual work plan. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent registered public accounting firm and the Company’s internal audit officer.

No member of the Audit Committee served on more than two other public company audit committees during 2023.

Members

Angela M. Aman, Chair*

Linda Walker Bynoe*

Ann C. Hoff**

Nina P. Jones*,**

John E. Neal*

Stephen E. Sterrett*

*Audit Committee Financial Expert under NYSE listing standards and SEC rules

**Appointed to the Audit Committee in March 2024

Number of Meetings in 2023: 8

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COMPENSATION COMMITTEE

Key Responsibilities

•
Reviews the Company’s general compensation philosophy
•
Oversees the Company’s compensation programs and practices, including incentive and equity-based compensation plans, and reviews and approves executive compensation plans in light of corporate, business unit and individual goals and objectives
•
Evaluates the performance of the CEO in light of the above criteria and, together with the other independent trustees, approves the CEO’s compensation level based on such evaluation
•
Reviews and approves the CEO’s evaluation of the performance of executives reporting to him before approving their compensation
•
Reviews compensation, bonuses and other related benefits and policies for Company employees
•
Oversees the Company’s executive succession and development plans
•
Oversees the Company’s policies and strategies related to talent management, including D&I and other development initiatives, pay equity and employee engagement
•
Administers the Company's incentive-based executive compensation clawback policy

The Compensation Committee may form subcommittees consisting of at least two members for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such authority as the Compensation Committee deems appropriate, provided that the Compensation Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

Members Mary Kay Haben, Chair Tahsinul Zia Huque Mark S. Shapiro Stephen E. Sterrett Number of Meetings in 2023: 5

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CORPORATE GOVERNANCE COMMITTEE

Key Responsibilities

•
Establishes criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board
•
Establishes and oversees procedures for the annual assessment of Board, committee and trustee performance
•
Evaluates issues of corporate governance and shareholder proposals relating to governance matters and makes recommendations to the Board regarding the Company’s governance policies and practices, including its Corporate Governance Guidelines
•
Reviews and approves the Company’s annual corporate responsibility report and provides oversight of the Company’s overall corporate responsibility strategy, as further described beginning on page 4
•
Reviews the Company's political spending and charitable contribution policies and practices
•
Identifies individuals qualified to become Board members and considers nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Board Composition and Trustee Nomination Procedures” below
Members Linda Walker Bynoe, Chair Mary Kay Haben Tahsinul Zia Huque Nina P. Jones* Mark S. Shapiro *Appointed to the Corporate Governance Committee in March 2024 Number of Meetings in 2023: 4

EXECUTIVE COMMITTEE

Key Responsibilities

•
Has authority to approve proposals to acquire, develop, dispose of and finance investments for the Company up to certain dollar amount thresholds, with transactions in excess of these dollar amount thresholds requiring approval by the full Board
Members David J. Neithercut, Chair Mark J. Parrell John E. Neal Stephen E. Sterrett Number of Meetings in 2023: 1

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The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify, assess and prioritize the major risks the Company faces and the policies and procedures for monitoring and controlling such risks. In addition, the Board reviews and sets certain strategies and policies related to risks overseen by the Board's committees on a day-to-day basis, including the Company's sustainability, talent management and cybersecurity strategies. Further, the Lead Trustee engages in consistent and regular communication with the CEO regarding the Board's risk oversight responsibilities.

Board of TRUSTEES Reviews Company strategies and policies related to risks overseen by the Board's committees. Reviews market selection and capital allocation. Reviews political and regulatory risks.

Audit Committee	Compensation Committee	Corporate Governance Committee

Reviews financial, accounting, tax and internal control risks, in accordance with NYSE requirements.

Responsible for the Company’s enterprise risk management efforts, including insurance programs, and Code of Ethics and Business Conduct.

Oversees day-to-day data privacy and cyber-related risks faced by the Company.

Responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning, talent management (including D&I) and compensation philosophy and programs.

Responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform all of its duties, including its overall risk oversight function.

Reviews the Company’s corporate responsibility risks.

Management Day-to-day identification and management of risks.

Each of these committees also meets with and reviews material from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. All committee materials from management are generally made available to all trustees, not just those who serve on the applicable committee, and all trustees are invited to attend all committee meetings. In addition, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. Furthermore, education sessions relating to risk management topics are regularly provided at the Board meetings by internal and/or external subject matter experts.

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Cybersecurity

The Audit Committee oversees our annual enterprise risk management assessment, where we assess key risks within the Company, including security and technology risks and cybersecurity threats. The Audit Committee oversees our ongoing cybersecurity risk management efforts and regularly receives detailed reports from representatives of our Information Technology ("IT") Security Team addressing a wide range of related topics. At least annually, our IT leadership (and external cybersecurity experts if applicable) reviews key cybersecurity strategies and policies with the full Board, including risk assessments, mitigation strategies, areas of emerging risks, incidents and industry trends and other areas of importance.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee (the “Governance Chair”) is responsible for leading the evaluation process, which takes place in advance of the annual consideration of trustee nominees.

For the 2023 assessment, the Governance Chair conducted a confidential and in-depth interview with each of the trustees to solicit their feedback on Board and individual trustee performance. In addition, the Governance Chair sought and received feedback from Mr. Parrell on the executive team’s interactions with the Board and individual trustees. Following that, the Governance Chair shared with each trustee individually his or her own evaluation and provided the full Board and committees with feedback on their performance. The Lead Trustee interviewed each of the trustees about their evaluation of the Governance Chair and provided the Governance Chair with feedback on performance. This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance the Board’s and committees’ effectiveness. The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company, affirm whether trustees have sufficient time to devote their attention to the Company notwithstanding their other commitments and are an important factor taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses the CEO’s recommendations for management development and succession for the Company’s other executives. Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (i) is a board-driven, collaborative and continuous process; (ii) should take into account the Company’s long-term strategic goals; and (iii) involves building a diverse and inclusive, talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential

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leaders are given exposure and visibility to Board members through formal presentations and informal events.

Furthermore, for 2023, all of our executives’ performance assessments for purposes of compensation included development or succession planning-related factors. 25% of the assessment of the CEO’s annual performance and 10% of the assessment of the other executives’ annual performance were based on individual goals (“Individual Goals”) that include development, succession or leadership-oriented goals. In addition to their review of executive development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

The long-term employees who now comprise our executive team were identified through this process and given exposure and visibility to the Board over many years, followed by a smooth transition period assisted by their retiring and/or transitioning predecessors. The Board was intensively involved in evaluating each of these executives prior to their promotions and had an extensive opportunity to observe each executive through presentations they gave to the Board and its committees as well as through significant informal contact.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (iii) compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, in May 2019 the Audit Committee, consisting solely of independent trustees, approved a transaction whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, renewed the lease of its corporate headquarters from an entity controlled by Mr. Zell. The lease term expires on November 30, 2032 and contains two five-year extension options. In connection with this lease renewal, the Company significantly reduced both the amount of square footage it leases and the total rent payable. While the rules of the SEC classified this lease as a “related-party transaction” until Mr. Zell's passing, the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arm’s-length terms at the same time. Specifically, an independent commercial office brokerage firm who surveyed the market and provided substantial market data confirmed in a report to the Audit Committee that the terms of the proposed lease renewal were competitive with those that could be obtained in the marketplace in an arm’s-length third party transaction. Furthermore, the lease did not, in the opinion of the Company and the independent trustees, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income was insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2023 totaled $1,850,447.

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Trustee Resignation Policies

The Company has a majority vote standard for the election of trustees in uncontested elections with a trustee resignation policy which requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publicly disclose its decision and rationale.

The Board has adopted a policy that requires each non-employee trustee to submit an offer of resignation from the Board upon a material change in employment or responsibilities. The Corporate Governance Committee has responsibility for assessing whether such change would impair the trustee’s ability to continue to serve effectively on the Board and recommending whether any such offer should be accepted by the Board.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executives and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive and trustee share ownership guidelines:

Position	Minimum Share Ownership
Trustees	5x cash retainer
CEO	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary

Executives and trustees have five years from appointment or promotion to comply with the ownership requirements. In 2023, all of our trustees, executives and senior officers had met their respective share ownership requirements or were in the permitted time frame to achieve such ownership.

The following equity interests count toward fulfillment of ownership guidelines:

•
Company shares;
•
Partnership interests in the Operating Partnership (“OP Units”);
•
Options to purchase Company shares (“Option Awards”) valued using a current Black-Scholes model; and
•
Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards, including under the LTI Plan, as hereinafter defined. Restricted units are partnership interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions. Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards.”

The Company has determined to include Option Awards and the target amount of unearned LTI Awards, as hereinafter defined, in calculating compliance with the share ownership guidelines, as the ability to exercise Option Awards and/or the ultimate settlement of the LTI Awards align the financial interests of the executives and/or trustees, as applicable, with those of shareholders.

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Securities Trading Policy and Prohibition against Hedging and Pledging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and employees of the Company regarding transactions involving Company equity securities. Pursuant to this policy, the Company imposes a trading moratorium on all trustees and officers at a vice president level and above in advance of earnings releases, and otherwise trustees and all employees are restricted from trading whenever they have knowledge of material non-public information such as material transactions or materially impactful cyber breaches. Among other things, this policy also prohibits our trustees and executives from selling any Company equity securities if the security is not owned by the individual at the time of sale (commonly called a "short sale"). This policy further prohibits trustees and employees from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities, (ii) engaging in short-term speculation in Company securities or (iii) engaging in any transaction in which he or she profits if the value of Company securities falls. In addition, this policy prohibits trustees and executives from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Political Contributions Policy

The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company’s business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Corporate Governance Committee. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance.”

Shareholder Right to Amend Bylaws

In response to a shareholder proposal and following significant engagement with shareholders holding more than 50% of the Company’s outstanding shares in the aggregate, Article XIV of the Company’s Bylaws was amended in 2017 to permit shareholders to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding common shares of the Company pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to five shareholders, owning 1% or more of the Company’s outstanding common shares continuously for at least one year. A shareholder proposal submitted under Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board. The foregoing is a summary of Article XIV of the Company’s Bylaws and is qualified in its entirety by the text of that section. Since the adoption of the aforementioned amendment to Article XIV of the Company’s Bylaws, the trustees serving on the Board’s Corporate Governance Committee have received an average voting approval percentage of over 97%, which the Company believes is an indication of its shareholders’ overwhelming support for this provision.

Shareholder Engagement

The Company views shareholder engagement as a continuous process, with members of the management team and in some cases members of the Board periodically conducting extensive outreach to shareholders. Over the last twelve months, we spoke with investors who collectively

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held nearly 40% of our shares and reached out to many more. The management team updated investors on a range of topics and also gained an understanding of the perspectives and concerns of each investor. The Board and management team carefully consider the feedback from these meetings when evaluating our corporate responsibility and executive compensation disclosures and practices, among other items.

Board Composition and Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Corporate Governance Guidelines set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy and high performance standards and must be committed to representing the long-term interests of the Company and its shareholders.

The Board values diversity in its broadest sense, reflecting, but not limited to, diversity by profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of thought and perspectives to the Board’s deliberations that improves decision-making, risk oversight and innovation. As a general matter, the Board does not believe it should create a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the Company and its shareholders.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. Occasionally the Corporate Governance Committee will conduct searches through professional search firms and, at such times, directs the search firm to take into account a number of factors, including diversity factors, when assembling a candidate pool. In 2023, the Corporate Governance Committee retained a third party search firm to identify potential trustee candidates, resulting in one of the new trustee appointments in March 2024.

The Corporate Governance Committee considers those factors it deems appropriate in evaluating trustee candidates, which include judgment, skill, diversity, strength of character, familiarity with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or expertise. The evaluation also includes a critical review of annual performance assessments, as previously described. Furthermore, as also described above, the evaluation includes a review of whether trustee candidates have time available to devote to Board service. Of particular importance to the Company’s strategy are skills and experience relating to real estate; finance and capital markets; innovation, technology and cybersecurity risks; marketing and consumer insight; risk management; corporate responsibility; political and reputational risk; and corporate leadership in general.

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Each of the members of the Corporate Governance Committee, as well as all or substantially all of the other trustees, including the Chief Executive Officer, interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Corporate Governance Committee determines that a potential candidate meets the needs of the Board, and has the qualifications as set forth in the Company’s Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the 150th day, nor later than 5:00 p.m., Central Time, on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2025, the Corporate Secretary must receive the notice not earlier than November 17, 2024 and not later than 5:00 p.m., Central Time, on December 17, 2024. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section. Shareholders who intend to solicit proxies in support of trustee nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b) of the Securities Exchange Act of 1934 (the "Exchange Act").

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws. The Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws. The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section. Electronic copies of the Bylaws are available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance,” and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

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Board Refreshment

The Corporate Governance Committee seeks to maintain a board that as a whole possesses the independence, objectivity and mix of skills and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks. The Committee believes that succession planning and ongoing board refreshment are important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees. In keeping with the Committee's overall strategy for trustee succession and refreshment, since 2015 the Board has added seven new independent trustees and eight trustees have retired or passed away.

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Set forth below is a snapshot of the composition of our Board immediately following the Annual Meeting if the eleven trustee nominees are re-elected.

GENDER DIVERSITY 45% Women	RACIAL/ETHNIC DIVERSITY 18% Diverse

INDEPENDENCE 82% Independent	TENURE OF INDEPENDENT TRUSTEES

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Biographical Information and Qualifications of Trustees

Our trustees bring to the Company’s Board substantial and diverse business, real estate, governance, finance, operational and leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and collectively have the experience necessary to oversee and help develop the Company’s strategy and contribute to the Board’s effectiveness as a whole. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Board Composition and Trustee Nomination Procedures” above.

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Summary of Trustee Skills

The table below is a summary of the range of skills that each trustee nominee brings to our Board. Because it is a summary, it is not intended to be a complete description of all the qualifications, attributes and experience of each trustee nominee. Information about each trustee is presented on the following pages.

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Trustees Nominated for Re-Election

Set forth below are biographies of each of our trustees as of April 1, 2024, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a trustee of the Company.

David J. Neithercut, our Chairman since May 2023, served as Chief Executive Officer of the Company from January 2006 until his retirement in December 2018 and President of the Company from May 2005 to September 2018. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments. Mr. Neithercut serves as a trustee of Americold Realty Trust (NYSE: COLD), was formerly a director of General Growth Properties, Inc. (NYSE: GGP) and is a former member of the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”) of which he served as Chairman in 2015. He is lead independent trustee of Public Storage (NYSE: PSA) and will conclude his service as a trustee of PSA effective May 7, 2024. Mr. Neithercut received Nareit’s 2018 Industry Leadership Award, honoring a real estate investment trust ("REIT") executive who has made a significant and lasting contribution to the growth and betterment of the industry, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•     Recognized as a leading industry authority in real estate investments, operations and capital markets

•     Long and successful track record in various leadership roles at the Company and other organizations

•     Highly experienced in dealing with complex management, financial, risk assessment, business and governance issues

David J. Neithercut Chairman
Age 68
Trustee since 2006

Equity Residential	32	2024 Proxy Statement

Mark J. Parrell has been Chief Executive Officer of the Company since January 2019 and President of the Company since September 2018. Mr. Parrell served as Executive Vice President and Chief Financial Officer of the Company from October 2007 to September 2018. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007 and has held various positions within the Company’s finance group since September 1999. He has served as an independent member of the Boards of Directors of the T. Rowe Price mutual funds since July 2023. Mr. Parrell is also active in several business and community service organizations, currently serving on the Board of Directors of the Real Estate Roundtable and is Treasurer and a member of the Executive Board of Governors of Nareit. He is a member of the Advisory Board for the Weiser Center for Real Estate at the University of Michigan, his alma mater, and is a member of the National Multifamily Housing Council (“NMHC”) and served as Chair of its Finance Committee in 2015-2016. Mr. Parrell also serves on the Board of Directors and is Chair of the Finance Committee of the Greater Chicago Food Depository. He is a former director of Brookdale Senior Living Inc. (NYSE: BKD), a leading operator of senior living communities throughout the United States, from April 2015 to July 2017, and served as a director of Aviv REIT, Inc. (NYSE: AVIV), a REIT that specialized in owning post-acute and long-term care skilled nursing facilities and other healthcare properties, from March 2013 until April 2015, when it merged with Omega Healthcare. Mr. Parrell received a B.B.A. from the University of Michigan and a J.D. from the Georgetown University Law Center.

Qualifications

•     Uniquely qualified as the CEO of the Company

•     Extensive hands-on experience regarding capital markets, capital allocation and real estate finance and investment

•     Sophisticated expertise in transactional, operational and regulatory matters and substantial experience as a board member of public companies and mutual funds

Mark J. Parrell President & CEO
Age 57
Trustee since 2019

Equity Residential	33	2024 Proxy Statement

Angela M. Aman has served as Chief Executive Officer and a director of Kilroy Realty Corporation (NYSE: KRC), a REIT active in premier office, life science and mixed-use properties in the United States, since January 2024. From September 2023 to January 2024, she served as President, Chief Financial Officer and Treasurer and from May 2016 to September 2023, she served as Executive Vice President, Chief Financial Officer and Treasurer of Brixmor Property Group (NYSE: BRX), a REIT that owns and operates a national portfolio of open-air shopping centers. Prior to Brixmor, she held Chief Financial Officer roles at Starwood Retail Partners from 2015 to 2016 and Retail Properties of America, Inc. from 2011 to 2015. From 2005 to 2011, she was a member of the RREEF real estate securities team, serving as an analyst and later as a Portfolio Manager, and from 2001 to 2005, she was a member of the real estate investment banking group at Deutsche Bank Securities, Inc. Ms. Aman received a B.S. in Economics from the Wharton School, University of Pennsylvania.

Qualifications

•     Extensive experience in real estate and public company matters, including as an equity investor

•     Executive leadership experience and expertise in financial, governance, information technology and strategic issues facing large real estate companies

•     Audit committee financial expert, based on experience as a CFO

Angela M. Aman
Age 44
Trustee since 2020
Independent
Committees • Audit (Chair)

Linda Walker Bynoe has been President and Chief Executive Officer of Telemat Limited LLC (formerly, Telemat Ltd.), a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Northern Trust Corporation (NASDAQ: NTRS) and PGIM Funds (formerly, Prudential Retail Mutual Funds). She is a former trustee of Simon Property Group, Inc. (NYSE: SPG) and served as a director of Anixter International, Inc. until its sale to WESCO International, Inc. in June 2020. Ms. Bynoe received an M.B.A. from Harvard Business School.

Qualifications

•     Extensive business and governance experience as a director of financial services, real estate and other complex companies

•     Diverse consulting and investment experience in various industries

•     Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

Linda Walker Bynoe
Age 71
Trustee since 2009
Independent
Committees • Governance (Chair) • Audit

Equity Residential	34	2024 Proxy Statement

Mary Kay Haben

Mary Kay Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging digital media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as a director of The Hershey Company (NYSE: HSY) and Grocery Outlet (NASDAQ: GO), is Chair of the University of Michigan Alumni Association and formerly served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE) until its sale in January 2018. She was named to the 2020 National Association of Corporate Directors Directorship 100™, which honors the most influential boardroom leaders each year. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Qualifications

•     Substantial governance expertise with deep corporate and board experience

•     Proven track record in delivering value to shareholders and consumers through brand building, innovation and implementation of business strategies in various markets and media platforms

•     Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

Age 67
Trustee since 2011
Independent
Committees • Compensation (Chair) • Governance

Ann C. Hoff

Ann C. Hoff has served as President and Chief Operating Officer of Bellagio and Park MGM at MGM Resorts International (NYSE: MGM), a global gaming and entertainment company, since December 2020, where she oversees all aspects of operations for two casino resort destinations. From April 2020 to December 2020, she served as Chief Marketing Officer at MGM, where she was responsible for overseeing the company's brand, public relations, creative, sales, guest experience and direct marketing efforts. From March 2019 to April 2020, Ms. Hoff served as President and Chief Operating Officer of Portfolio Properties at MGM, where she led strategic direction and worked closely with the Presidents/COOs of The Mirage, New York-New York, Luxor, Excalibur, as well as the Retail and Hotel Centers of Excellence for the entire enterprise, and has held various operating and marketing positions at MGM since joining the organization in 1990. She is involved in numerous professional and charitable organizations, currently serving on the Board of Trustees at Southern Hills Hospital, the Board of Directors of the Las Vegas Convention and Visitors Authority, including its audit and compensation committees, and the Advisory Board of the UNLV William F. Harrah College of Hospitality. Ms. Hoff received a B.S. in Hotel and Restaurant Management from the University of Nevada, Las Vegas ("UNLV").

Qualifications

•     Extensive management and operational experience in hospitality and customer service

•     Valuable insight into brand management and exceeding consumer expectations

•     Substantial executive and leadership experience as a result of her roles as President and COO at large organizations

Age 57
Trustee since 2024
Independent
Committees • Audit

Equity Residential	35	2024 Proxy Statement

Tahsinul Zia Huque served as the President and Chief Executive Officer of Deutsche Bank Securities Inc., the U.S. Broker Dealer of Deutsche Bank, from May 2018 until his departure from Wall Street in mid-2019. At Deutsche Bank, Mr. Huque was Head of Equities, Fixed Income & Currencies for the Americas from February 2016 until May 2018 and Global Co-Chief Operating Officer of Corporate Banking and Securities from March 2012 until February 2016. During Mr. Huque’s 30-year finance career on Wall Street, he held multiple executive positions in the United States and abroad while leading investment banking and sales and trading functions spanning many industries, products and clients. Also during his career, he was closely involved in creating the structure for public REITs to access the unsecured debt market. Mr. Huque received his B.A. in Economics and in Political Science from Williams College. He is currently a private investor and served as a director of Energy Vault (NYSE: NRGV) until March 2024. He also is a general partner of Prime Movers Lab, a venture capital fund focused on scientific and engineering innovations in technology, and serves on various private company boards in connection therewith.

Qualifications

•     Proven leader of large, complex, high performing and competitive organizations

•     Extensive global finance and innovation experience at an executive leadership position across multiple markets, clients, products, technologies and risk parameters

•     Deep technical regulatory experience as CEO or COO of international investment banking organizations with multijurisdictional regulatory requirements

Tahsinul Zia Huque
Age 56
Trustee since 2019
Independent
Committees • Compensation • Governance

Nina P. Jones

Nina P. Jones has over 15 years of real estate investing experience at T. Rowe Price, a global investment manager with over $1 trillion in assets under management. She most recently served as Vice President, Portfolio Manager, of the T. Rowe Price U.S. Real Estate Equity Strategy until her retirement in December 2023. Ms. Jones also served as global team leader for real estate at T. Rowe Price, including as portfolio manager of the Global Real Estate Equity Strategy. She was an Investment Advisory Committee member of the Mid-Cap Value, Institutional Large-Cap Value, Global Growth, Global Stock and Financial Services strategies. Prior to T. Rowe, Ms. Jones worked as a Senior Associate in Audit and Risk Advisory for KPMG, earning the CPA designation. She currently serves as a director of Simon Property Group (NYSE: SPG). Ms. Jones received a B.S. in Accounting and Finance from the University of Maryland and an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•     Extensive experience analyzing and investing in real estate companies

•     Deep engagement with management and boards regarding industry and company-specific risks, proxy voting and corporate responsibility concerns

•     Audit committee financial expert, based on accounting and finance background

Age 44
Trustee since 2024
Independent
Committees • Audit • Governance

Equity Residential	36	2024 Proxy Statement

John E. Neal

John E. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank. He retired as a partner of Linden LLC, a private equity firm, in October 2018. Mr. Neal serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Qualifications

•     Deep executive and management leadership and governance experience in the real estate lending industry, during various and challenging business cycles

•     Provides the Company with valuable insight into capital markets and trends

•     Audit committee financial expert, based on banking and financial background

Age 74
Trustee since 2006
Independent
Committees • Audit

Equity Residential	37	2024 Proxy Statement

Mark S. Shapiro has served as President of leading sports and entertainment company Endeavor (NYSE: EDR) since December 2018 and as Chief Operating Officer since April 2023 and previously served as co-president of the company’s IMG and WME subsidiaries from November 2016 to December 2018. He served as Chief Content Officer from September 2014 to November 2016. Prior to joining IMG in 2014, he held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards. Mr. Shapiro has also served as President, Chief Operating Officer and a director of TKO Group Holdings, Inc. (NYSE: TKO), a premium sports and entertainment company which operates leading premium sports and entertainment brands and is majority owned by Endeavor, since September 2023. He serves as Chairman of the Board of Captivate Network, a private company. Additionally, Mr. Shapiro serves on the Board of Directors of The Shaquille O'Neal Foundation. He is a former director of the Tribune Company, Frontier Communications Corporation (NASDAQ: FTR), Papa John’s International, Inc. (NASDAQ: PZZA), Live Nation Entertainment, Inc. (NYSE: LYV) and Bright Lights Acquisition Corp. (NASDAQ: BLTS).

Qualifications

•     Business and governance acumen as a CEO, president and board member of large and complex organizations

•     Provider of unique and critical insights and innovation in media, technology, public relations, marketing, consumer and branding strategies

•     Insights into organizational transformation to deal with diverse economic and market-based challenges

Mark S. Shapiro
Age 54
Trustee since 2010
Independent
Committees • Compensation • Governance

Equity Residential	38	2024 Proxy Statement

Stephen E. Sterrett Lead Trustee

Stephen E. Sterrett, our Lead Trustee since 2020, served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), an owner of shopping, dining, entertainment and mixed-use destinations, one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014. He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the company’s Chief Financial Officer since 2000. Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse. Mr. Sterrett serves as chairman of Berry Global Group, Inc. (NYSE: BERY) and is a former director of Realty Income Corporation (NYSE: O). Mr. Sterrett also serves on the Board of Trustees of Butler University and of the FirstTee. Mr. Sterrett received an M.B.A. from Indiana University.

Qualifications

•     Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters

•     Executive leadership experience and expertise in financial, risk assessment, operational, governance and strategic issues facing large real estate companies

•     Audit committee financial expert, based on prior experience as a CFO

Age 68
Trustee since 2015
Independent
Committees • Audit • Compensation

Equity Residential	39	2024 Proxy Statement

In Memoriam

Samuel Zell, our founder and the Company’s Chairman since our initial public offering in 1993, passed away in May 2023 and is greatly missed. Mr. Zell was an iconic figure in real estate and the global business community who helped found the modern REIT industry, democratizing publicly traded real estate companies. He was also a generous philanthropist and incredible mentor to our management team and Board of Trustees.

Samuel Zell was Chairman of Equity Group Investments, the private entrepreneurial investment firm he founded in the 1960s. He was also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He also served as chairman of Equity Commonwealth (NYSE: EQC), an office REIT, and Equity LifeStyle Properties, Inc. (NYSE: ELS), a manufactured home community and resort REIT. Mr. Zell also served as chairman of Anixter International, Inc. until its sale to WESCO International, Inc. in June 2020, as chairman of Covanta Holding Corporation until its sale to EQT Infrastructure in November 2021 and as chairman of Equity Distribution Acquisition Corp. until 2022. Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell was an active philanthropist with a focus on entrepreneurship education. Through the Zell Family Foundation, he led the sponsorship of several leading entrepreneurship programs, including: the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Program at Reichman University in Israel. The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs, providing connections, opportunities, mentorship and support. Mr. Zell also sponsored the Samuel Zell and Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton School. Mr. Zell received a J.D. from the University of Michigan Law School and a B.A. from the University of Michigan.

Samuel Zell

Equity Residential	40	2024 Proxy Statement

Biographical Information of Executives

Set forth below are biographies of each of our executives as of April 1, 2024. See “Biographical Information and Qualifications of Trustees” above for the biography of the Company’s Chief Executive Officer, Mark J. Parrell.

Barry S. Altshuler, 65, has been Executive Vice President – Investments of the Company since February 2015. Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002. Mr. Altshuler serves on the Executive Committee of the Real Estate Board of New York and the University of Florida Real Estate Advisory Board and is a member of NMHC and ULI. Mr. Altshuler served as President of the California Apartment Association from January 2019 to January 2022.

Alexander Brackenridge, 60, has been Executive Vice President and Chief Investment Officer of the Company since September 2020. Mr. Brackenridge served as Executive Vice President – Investments of the Company from February 2015 until August 2020 and as Senior Vice President – Investments from May 2002 to January 2015 and has held various investments and asset management positions within the Company since 1993. Mr. Brackenridge is a member of NMHC and ULI. Mr. Brackenridge received an M.B.A. from Yale University.

Catherine M. Carraway, 63, has been Executive Vice President and Chief Human Resources Officer of the Company since April 2021. Ms. Carraway served as Executive Vice President – Human Resources of the Company from January 2021 to March 2021 and Senior Vice President – Human Resources from January 2015 to January 2021 and has held various positions within the Company’s human resources department since March 2001. Ms. Carraway is Co-Chair of the All Stars-Chicago Board of Directors and is a member of the Board of Directors of Connections for Abused Women and their Children.

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Scott J. Fenster, 48, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2018. Mr. Fenster served as the Company’s Senior Vice President – Legal from January 2013 until December 2017 and has held various positions within the Company’s legal department since September 2003. Mr. Fenster is a member of the Nareit Corporate Governance Council and received a J.D. from the University of Michigan Law School.

Robert A. Garechana, 45, has been Executive Vice President and Chief Financial Officer of the Company since September 2018. Mr. Garechana served as Senior Vice President of the Company from December 2012 to September 2018 and Treasurer of the Company from January 2008 to September 2018 and has held various positions within the Company’s finance group since November 2004. Mr. Garechana is a member of the Nareit CFO Council and serves on the Board of Directors of Upwardly Global, a non-profit organization where he serves as Chair of its Finance Committee. Mr. Garechana received a B.B.A. from The University of Texas at Austin.

Michael L. Manelis, 55, has been Executive Vice President and Chief Operating Officer of the Company since July 2018. Mr. Manelis served as Executive Vice President – Property Operations of the Company from January 2017 to June 2018, as Senior Vice President of Operations and Information Technology from May 2012 to December 2016 and as Senior Vice President – Property Operations from August 2005 to May 2012 and has held various positions within the Company’s operations group since 1999.

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COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVES

The following table sets forth information, as of March 28, 2024, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers (“NEOs”), and the trustees and all executives as a group. Unless otherwise indicated, each person has sole voting and investment power over the common share equivalents listed. On March 28, 2024, a total of 389,941,201 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding. (1)(2)

	Common Share Equivalents (1)	Options Exercisable in 60 Days	Percent of Common Shares (1)	Percent of Common Share Equivalents (1)(2)
David J. Neithercut	827,326	1,387,199	*	*
Mark J. Parrell	409,736	227,048	*	*
Angela M. Aman	9,556	—	*	*
Linda Walker Bynoe	43,809	3,241	*	*
Mary Kay Haben	27,616	11,305	*	*
Ann C. Hoff	800	—	*	*
Tahsinul Zia Huque	11,949	—	*	*
Nina P. Jones	784	—	*	*
John E. Neal	44,911	55,210	*	*
Mark S. Shapiro	33,546	—	*	*
Stephen E. Sterrett	37,332	2,101	*	*
Alexander Brackenridge	101,931	15,516	*	*
Scott J. Fenster	71,752	61,197	*	*
Robert A. Garechana	87,182	57,347	*	*
Michael L. Manelis	90,145	135,417	*	*

Trustees and Executives as a Group (17 persons)	1,943,644	2,022,018	1.0%	1.0%

* Less than 1%.

(1)
Excludes the LTI Awards (defined below) granted in January 2022, January 2023 and January 2024 under the Company’s Long-Term Incentive Plans which remain subject to earn out at the end of their respective three-year performance periods, as further described in the “Compensation Discussion and Analysis” section below.
(2)
The Company has adopted a policy prohibiting the pledging of Company securities by trustees and executives. Accordingly, the total number of common shares and OP Units pledged as security for loans by our trustees and executives as of March 28, 2024 is zero.

Equity Residential	43	2024 Proxy Statement

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2023.

Name and Address of Owner	Common Shares	Percent of Common Shares

The Vanguard Group (1)	56,940,042	15.0%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc. (2)	41,535,224	10.9%
50 Hudson Yards
New York, NY 10001

Norges Bank (The Central Bank of Norway) (3)	35,045,588	9.2%
Bankplassen 2
PO Box 1179 Sentrum
NO 0107 Oslo
Norway

State Street Corporation (4)	25,229,550	6.6%
State Street Financial Center
1 Congress Street, Suite 1
Boston, MA 02114

T. Rowe Price Associates, Inc. (5)	19,911,042	5.2%
100 E. Pratt Street
Baltimore, MD 21202

(1)
The Schedule 13G/A filed by The Vanguard Group, Inc., an investment adviser, on behalf of itself and its clients on February 13, 2024 states that as of December 29, 2023, it has shared power to vote 763,212 shares, sole power to dispose of 55,119,868 shares and shared power to dispose of 1,820,174 shares.
(2)
The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on January 24, 2024 states that as of December 31, 2023, it has sole power to vote 37,799,208 shares and sole power to dispose of 41,535,224 shares.
(3)
The Schedule 13G/A filed by Norges Bank (The Central Bank of Norway) on February 13, 2024 states that as of December 31, 2023, it has sole power to vote and dispose of 35,045,588 shares.
(4)
The Schedule 13G/A filed by State Street Corporation on behalf of itself and its subsidiaries on January 30, 2024 states that as of December 31, 2023, it has shared power to vote 15,352,503 shares and shared power to dispose of 25,179,988 shares.
(5)
The Schedule 13G filed by T. Rowe Price Associates, Inc., an investment advisor, on February 14, 2024 states that as of December 31, 2023, it has sole power to vote 7,539,604 shares and sole power to dispose of 19,859,811 shares.

Equity Residential	44	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and components, the compensation decisions made under those components, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

At our 2023 Annual Meeting of Shareholders, our 2022 Executive Compensation Program was approved by approximately 92% of the votes cast on the matter. Furthermore, since our current compensation structure was put in place in 2015 following significant shareholder outreach, our shareholders have approved it annually by an average of 93% of the votes cast. We believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between executive pay and performance.

The Company’s 2023 Executive Compensation Program, which applied to Mr. Parrell and his direct reports, is based on a strong performance-oriented compensation philosophy to align executive and shareholder interests and is designed to attract, retain and motivate talented executives.

What We Do

✓ Do engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓ Do have a strong pay for performance compensation philosophy with 91% of Chief Executive Officer pay and an average of 83% of other NEO pay tied solely to performance

✓ Do require our Annual Incentive Plan to be primarily subject to objective performance metrics that align with the Company’s business strategy and the long-term interests of our shareholders

✓ Do enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards

✓ Do align the long-term interests of our executives with those of our shareholders by awarding a significant percentage of compensation in the form of Long-Term Incentive Plan Awards, which are subject to quantitative performance metrics with three-year forward-looking performance periods

✓ Do have meaningful share ownership guidelines for our executives and trustees

✓ Do have a clawback policy for incentive-based executive compensation

✓ Do have double-trigger vesting provisions in the event of a change in control under the 2019 Share Plan

✓ Do include corporate responsibility-related goals in determining executive compensation

What We Don’t Do

X No employment agreements with any of our executives

X No compensation incentives that encourage excessive risk taking

X No repricing of Option Awards allowed

X No hedging of Company shares allowed

X No pledging of Company shares allowed by executives or trustees

X No excise tax gross-ups in any new change in control agreements

X No excessive perks to our executives

Equity Residential	45	2024 Proxy Statement

Executive Compensation Program

The Company’s Executive Compensation Program consists of three components: Annual Salary, Annual Incentive Plan and Long-Term Incentive Plan.

Annual Salary

For 2023, annual salaries of executives, the first component of the program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent. As it does annually, the Compensation Committee reviewed base salaries for the executives to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities.

Annual Incentive Plan

The second component of the program in 2023 was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive by performance against pre-defined and pre-weighted annual goals (75% of which were objective measurable metrics for Mr. Parrell and 65% of which were objective measurable metrics for the other executives) established by the Compensation Committee. The goals were comprised of Corporate Goals, which were shared by all executives, and business unit goals (“Business Unit Goals”) for all executives other than Mr. Parrell, which were unique to each executive. These goals were generally pre-established, with all Corporate Goals and many Business Unit Goals measured objectively.

Individual Goals for each executive were pre-established by Mr. Parrell and approved by the Compensation Committee. Individual Goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide innovative thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance. Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals. Results between Threshold and Target or between Target and Maximum were based on interpolation. Performance below Threshold would have earned 0%, and performance that exceeded the Maximum would be capped at the Maximum level. The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further encourage executive retention and align the interests of our executives with our shareholders, more than half of the annual incentive earned was paid in “Performance Equity Grants” comprised of Share Awards and/or Option Awards. These Share Awards cliff vest, in full, on the three-year anniversary of the grant date, and Option Awards vest ratably over three years, all subject to continuous employment and retirement provisions.

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The remaining portion of the annual incentive earned was paid in cash (the “Performance Bonus”) and/or, at the executive’s option, in the form of immediately vested restricted units or Option Awards.

2023 Annual Incentive Plan Performance Goals
	CEO	Other NEOs
Corporate Goals
• Annual Growth in Same Store Net Operating Income	25%	20%
• Normalized Funds from Operations per Share	25%	20%
• Environmental, Social and Governance	15%	15%
• Normalized G&A and Property Management Costs	10%	10%
Business Unit Goals	0%	25%
Individual Goals	25%	10%
Total:	100%	100%

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Long-Term Incentive Plan

The third component of the program in 2023 was the Long-Term Incentive Plan (“LTI Plan”), which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative Total Shareholder Return (“TSR”) and achievement of Net Debt to Normalized EBITDAre (defined below) and Normalized Funds From Operations (“Normalized FFO”) per share over a forward-looking three-year performance period compared to pre-established quantitative performance metrics. The LTI Plan aligns the interests of our executives directly with the interests of our shareholders. We refer to such awards subject to settlement under the LTI Plan as “LTI Awards.” LTI Awards cliff vest, in full, following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment and retirement provisions. The LTI Awards were granted to executives in January 2023, at the target dollar amounts shown on page 50, covering the three-year performance period from January 1, 2023 through December 31, 2025, with the following pre-established quantitative performance metrics and potential payout levels:

Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum
35.0%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity Apartments Index (“Nareit Apartment Index”) (2)	(400) bps	0 bps	400 bps

20.0%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity REIT Index (“Nareit Equity Index”) (2)	(500) bps	0 bps	500 bps

22.5%	Net Debt to Normalized EBITDAre (3)	6.00x	4.80x to 5.20x	4.00x

22.5%	Normalized FFO per share (4)	$3.70	$3.74-$3.76	$3.83

(1)
Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively. Results between Threshold and Target or between Target and Maximum are based on interpolation. Performance below Threshold earns 0% and above Maximum is capped at the Maximum level.
(2)
TSR performance relative to the companies that comprise the Nareit Apartment Index and Nareit Equity Index is measured using the weighted index basis points approach, which measures Company performance using the number of basis points above or below the weighted average of the respective index. The Company's TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning share price being the average of the last 20 trading days prior to the beginning of the performance period and the ending share price being the average of the last 20 trading days of the performance period. The TSR of each of the companies comprising the Nareit Apartment Index and Nareit Equity Index over the performance period is calculated generally using the same methodology as that used for the calculation of the Company’s TSR.
(3)
Generally, Threshold performance on the Net Debt to Normalized EBITDAre metric will not be less than the highest end of the range set forth in the Company’s most recent leverage policy approved by the Board. “Net Debt” means the Company’s total debt less cash and cash equivalents and mortgage principal reserves/sinking funds as calculated in the Company’s quarterly earnings release. “Normalized EBITDAre” means the Company’s “Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate” as defined in the Company’s most recent quarterly earnings release at any given time. The achievement of this metric will be determined on a quarterly basis, and the average of the twelve quarters of each computation in the Company’s quarterly earnings releases will be used in the final determination of the LTI Award.
(4)
No later than March 31 of each calendar year in the performance period, the Compensation Committee will establish the Threshold, Target and Maximum performance level metrics for such calendar year. The Threshold, Target and Maximum Normalized FFO per share performance level metrics for 2023 were established by the Compensation Committee in March 2023. The midpoint of the Target range was equal to the midpoint of the Company’s range for

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Normalized FFO per share expectations for the year, as announced on February 9, 2023 as part of the Company’s public earnings release. See page 55 for more information on Normalized FFO per share and its significance to the Company. The achievement of this metric will be determined on an annual basis and the average of the three years will be used in the final determination of the LTI Award.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the resulting settlement, if any, of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award in restricted shares and/or restricted units. With respect to an award that will be settled in the form of restricted shares, the Company does not pay the grantee any dividends on such shares during the performance period. Once the number of restricted shares to be issued, if any, has been determined, the Company will make a cash payment to the grantee in an amount equal to all dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (i) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the hereinafter described partial distributions paid thereon, which are not subject to forfeiture) at the end of the performance period depending on actual performance and (ii) will be paid a distribution in the amount of 10% of any distributions paid on OP Units during the performance period. Once the final resulting number of restricted units, if any, has been determined, the Operating Partnership will make a cash payment to the grantee in an amount equal to all distributions that would have been paid on those restricted units had they been outstanding and entitled to distributions during the performance period, less any previously paid partial distributions.

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company.

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2023 Performance and Compensation

Target Compensation

The following table shows 2023 target compensation for our NEOs, broken out into the three components of the program as described in the preceding pages. In 2023, target compensation for our NEOs was established at levels that generally align with the market median of the peer group data.

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1)(2)	LTI Awards (1)(3)	Total Target Compensation
M. Parrell	$900,000	$2,025,000	$2,250,000	$5,175,000	$10,350,000
R. Garechana	600,000	900,000	1,140,000	1,110,000	3,750,000
M. Manelis	660,000	990,000	1,320,000	1,320,000	4,290,000
A. Brackenridge	600,000	900,000	1,140,000	1,110,000	3,750,000
S. Fenster	525,000	630,000	656,250	551,250	2,362,500

(1)
Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results.
(2)
Performance Equity Grants are performance-based annual incentive grants consisting of Share Awards and/or Option Awards.
(3)
LTI Awards covering the three-year performance period from January 1, 2023 to December 31, 2025, subject to settlement at the end of the three-year period. For an example of how the settlement will be calculated, see “Final Results of the 2021-2023 LTI Plan – Alignment of Pay and Performance” beginning on page 63.

Note that the Compensation Committee has also determined that 2024 total target compensation for each of our NEOs will be the same as established for 2023.

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Pay Mix

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on performance should also increase. Accordingly, a significant portion of our executives’ total target compensation was outside of base salary and therefore determined on the basis of performance: approximately 91% for Mr. Parrell and an average of 83% for the other NEOs. Furthermore, 50% of Mr. Parrell’s target compensation and an average of 29% of the target compensation of the other NEOs was comprised of LTI Awards and totally dependent on the Company’s relative TSR, Net Debt to Normalized EBITDAre and Normalized FFO per share over a forward-looking three-year performance period.

2023 TARGET COMPENSATION MIX

AVERAGE 2023 TARGET COMPENSATION MIX

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Company Highlights

7.3% EPS 6.2% FFO per share 7.4% Normalized FFO per share growth rates for the full year 2023 (1)	6.0% increase in dividend rate year-over-year	Increased Same Store NOI by 6.2% year-over-year (1)	Received a S&P CSA score of 54, placing the Company in the 92nd percentile

Driven by our corporate purpose of “Creating communities where people thrive,” in 2023 we continued our long track record of creating value through sound capital allocation, focused and proactive revenue generation and expense management while maintaining a conservative balance sheet and taking corporate responsibility into account. In doing so, we:

•
Reached the higher end of our original guidance for growth in year-over-year Same Store revenue and Net Operating Income ("NOI"), driven by strong demand. (1)
•
Produced EPS of $2.20, FFO of $3.75 per share and Normalized FFO of $3.78 per share. EPS exceeded the range of our original guidance, and FFO per share and Normalized FFO per share reached the higher end of our original guidance. (1)
•
Increased our dividend by 6.0% in March 2023, reflecting the strength of the Company's business.
•
Acquired approximately $366.3 million of operating properties that were on average one year old with a weighted average Acquisition Cap Rate (as defined in the Supplemental Appendix on page 97) of 5.5% and sold approximately $379.9 million of operating properties that were on average 30 years old at a weighted average Disposition Yield (as defined in the Supplemental Appendix on page 97) of 5.5%, which we believe improved portfolio quality and long-term returns and did so with no Normalized FFO dilution. The assets sold generated an Unlevered IRR (as defined in the Supplemental Appendix on page 98) of 11.4%. These transactions continued to advance our strategy of investing in our expansion markets and reducing exposure to older or lower returning assets in selected established markets.
•
Substantially completed construction on one project located in Washington, D.C., totaling approximately $108.0 million of development costs at a Development Yield (as defined in the Supplemental Appendix on page 97) of 6.0%.
•
Reported a modest 4.3% increase in same store expenses for the full year of 2023, reflecting the Company’s continued success in managing controllable expenses as well as limited real estate tax growth.
•
Invested $282.8 million in Capital Expenditures to Real Estate (as defined in the Supplemental Appendix on page 97) for Same Store Properties (as defined in the Supplemental Appendix on page 98) in 2023, approximately 40% of which was NOI-Enhancing (as defined in the Supplemental Appendix on page 97) and represented Renovation Expenditures (as defined in the Supplemental Appendix on page 97) for 2,799 same store apartment units in addition to sustainability and property-level technology spend.
•
Replaced a maturing $800.0 million secured debt pool with $550.0 million in new ten-year secured loans at a favorable all-in rate of 4.7% and funding from the Company's commercial paper program, resulting in the Company having no significant debt maturities, other than commercial paper supported by its revolving credit facility, until June 2025.
•
Received a score of 54 on the S&P CSA, an annual evaluation of companies’ sustainability practices, placing us in the 92nd percentile.

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•
Were recognized by Newsweek as one of America’s Most Responsible Companies for the fifth consecutive year, a list of top performing companies in corporate social responsibility matters in the U.S.
•
Were named one of Sustainalytics’ Top-Rated ESG Companies for 2024, recognized as Regional Top Rated for 2024.
•
Expanded our efforts to improve access to affordable housing with an additional $5.0 million investment in a fund dedicated to this purpose, with our commitment to such funds now totaling $10.0 million.

(1) For additional details/definitions of Same Store Net Operating Income and Normalized FFO, including reconciliations of EPS to FFO per share and Normalized FFO per share, see the Supplemental Appendix beginning on page 97.

These highlights were some of the key drivers of performance against the Annual Incentive Plan metrics, as detailed below.

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Annual Incentive Plan – Corporate Goal Results

Corporate Goal #1: Annual Growth in Same Store Net Operating Income

Threshold – 50% 4.75%	Target – 100% 5.25%-5.75%	Maximum – 200% 6.50%	2023 Results 6.20%	% of Target Achieved 160.00%

Why is this metric important?  The Company’s primary financial measure for evaluating the operating performance of its apartment properties is NOI, which represents rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment properties. Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment properties over the periods being compared) helps investors compare the Company’s operating results to the marketplace.

Target:  The 2023 Target for Corporate Goal #1 was for the Company to achieve 2023-over-2022 Same Store NOI growth of 5.25%-5.75%. The midpoint of the Target range was equal to the midpoint of the Company’s range for Same Store NOI growth expectations for the year, as announced on February 9, 2023 as part of the Company’s public earnings release.

Performance:  Actual year-over-year Same Store NOI growth in 2023 was 6.20%, resulting in an achievement of 160.00% of Target. High demand for our apartments, excellent expense controls even in an inflationary climate, rental rate gains and resident retention were major contributors to the Company’s outperformance on this metric.

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Corporate Goal #2: Normalized Funds from Operations per Share

Threshold – 50% $3.70	Target – 100% $3.74-$3.76	Maximum – 200% $3.83	2023 Results $3.78	% of Target Achieved 128.57%

Why is this metric important?  FFO is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate. The Company uses “Normalized FFO,” which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Target:  The 2023 Target for Corporate Goal #2 was for the Company to achieve Normalized FFO of $3.74-$3.76 per share. The midpoint of the Target range was equal to the midpoint of the Company’s range for Normalized FFO per share expectations for the year, as announced on February 9, 2023 as part of the Company’s public earnings release.

Performance:  Actual Normalized FFO for 2023 was $3.78 per share, resulting in an achievement of 128.57% of Target. The Company’s generation of $3.78 in Normalized FFO per share outperformed the Target primarily as a result of the higher than expected Same Store NOI growth described above.

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Corporate Goal #3: Environmental, Social and Governance

Threshold – 50%	Target – 100%	Maximum – 200%	2023 Results	% of Target Achieved
10 points	16 points	22 points	13 points	75.00%

Why is this metric important?  Consistent with the Company’s purpose and commitment to the incorporation of corporate responsibility concepts in all aspects of the Company’s business, this goal includes objective performance factors across the environmental, social and governance spectrum.

Performance Levels:  The 2023 Target for Corporate Goal #3 was for the Company to achieve 16 points across eight different objective, predetermined factors. Each factor comprising the environmental, social and governance components was assigned a score of 1 (did not achieve target), 2 (achieved target) or 3 (exceeded target) and were added together to produce an overall score for Corporate Goal #3.

The environmental component consisted of publishing an annual Environmental, Social and Governance Report pursuant to GRI, SASB and TCFD reporting standards; achieving a GRESB rating of four stars or higher; and achieving a score of 55 on our S&P CSA.

The social component consisted of achieving a score of 85% or higher on D&I survey questions measuring employee perception of the Company’s commitment and accountability with respect to D&I; achieving a score on employee engagement through an annual third-party anonymous survey of our workforce comparable to the 75th percentile of Qualtrics', our survey vendor's, book of business; and attaining a strong Customer Loyalty Score ("CLS") of 40.

The governance component consisted of achieving at least 90% manager compliance on employee Code of Ethics training; and achieving at least 94% manager compliance on employee anti-harassment training.

Performance:  Actual scoring in 2023 was 13 points overall, resulting in an achievement of 75.00%. The environmental component received a score of 5 points (1 below target) as a result of our S&P CSA score being 54, a score that was below our ambitious target yet still placed us in the 92nd percentile.

The social component received a score of 3 points (3 below target). Despite being below our targets, our D&I score of 84% placed us in Qualtrics' book of business top quartile, and our engagement score, while below Qualtrics' 75th percentile, was above the median score for Qualtrics' book of business. Our CLS underperformed in relation to our target as a result of a rising rent environment, continuing quality of life issues in certain of our urban markets and resolving issues in connection with the deployment of new systems and processes on-site.

The governance component received a score of 5 points (1 above target) as a result of a strong compliance push, achieving over 99% compliance with Code of Ethics training and 94% compliance with anti-harassment training.

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Corporate Goal #4: Normalized G&A and Property Management Costs

Threshold – 50% $178.6M	Target – 100% $175.1M	Maximum – 200% $169.8M	2023 Results $176.3M	% of Target Achieved 82.86%

Why is this metric important?  The Company believes that looking at general and administrative (“G&A”) and property management costs enables investors to analyze the efficiency of the Company’s stewardship of its capital. This metric, which the Company normalizes to exclude certain non-comparable or duplicative charges (such as costs relating to accounting rule changes), includes the personnel and other overhead costs incurred by the Company to generally manage its operations, investments, finance and legal activities. The Company monitors this metric carefully as it is a measure of efficiency in managing its business.

Target:  The ultimate 2023 Target for Corporate Goal #4 was for the Company to limit its normalized G&A and property management costs to $175.1 million.

Adjustments:  The Compensation Committee originally set the Threshold at $181.5 million, the Target at $178 million and the Maximum at $172.7 million for Corporate Goal #4 in March 2023. During the course of the year, the Compensation Committee determined to reduce the performance levels to those set forth above (i.e., make the goal more difficult to attain) in order to exclude items originally budgeted that became non-recurring or inapplicable, such as the portion of former Chairman Samuel Zell's 2023 LTI Award that was forfeited due to his unexpected passing.

Performance:  Actual G&A and property management costs totaled $176.3 million, resulting in an achievement of 82.86% of Target. The Company's incurrence of $176.3 million in G&A and property management costs underperformed the Target primarily as a result of continued wage pressure at our corporate offices and information technology, including cybersecurity, spending.

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Annual Incentive Plan – Performance of the Chief Executive Officer

To determine the amounts of Mr. Parrell’s 2023 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned a score to his Individual Goals. The independent trustees of the Board then approved such calculations, scores and overall compensation.

Mr. Parrell’s Individual Goals for 2023, which were assigned by the Compensation Committee, included capital allocation, innovation and technology initiatives, investor perception and understanding, implementation of a comprehensive corporate responsibility strategy for the Company and other Equity Values initiatives, succession planning across the organization, as well as impacting political and regulatory matters important to the Company.

In reviewing Mr. Parrell’s performance on his Individual Goals, the Compensation Committee noted the following accomplishments:

•
Steering the Company's capital allocation strategy of investing in our expansion markets and reducing exposure to older or lower returning assets in selected established markets, resulting in acquisitions of approximately $366.3 million of operating properties that were on average one year old with a weighted average Acquisition Cap Rate of 5.5% and dispositions of approximately $379.9 million of operating properties that were on average 30 years old at a weighted average Disposition Yield of 5.5%, which the Company believes improved portfolio quality and long-term returns and did so with no Normalized FFO dilution. The assets sold generated an Unlevered IRR of 11.4%;
•
Also as part of the Company's capital allocation strategy, (i) increasing the Company's renovation activities and sustainability and property-level technology spend, 40% of which was NOI-Enhancing; and (ii) executing the Company's first share buyback in over a decade, which was funded from dispositions and accretive to shareholders on a Normalized FFO basis;
•
The Company’s 6.2% growth in Same Store NOI year-over-year, reaching the higher end of the Company's original guidance notwithstanding volatility in some of our West Coast markets that created challenging conditions for guidance determinations;
•
Leading the advancement of the Company's innovation and technology capabilities through the further development of a data and analytics team and cultivating an innovative mindset at the Company;
•
The Company receiving a score of 54 on the S&P CSA, placing it in the 92nd percentile;
•
Rolling out a comprehensive supplier diversity program that seeks to provide opportunities to a broader set of vendors;
•
Achieving a score of 84% on D&I survey questions measuring employee perception of the Company’s commitment and accountability with respect to D&I, placing in Qualtrics' book of business top quartile and the highest score achieved to date; and
•
Increased visibility through membership in NMHC and leadership positions on the Nareit and Real Estate Roundtable Executive Boards as he effectively advocated with industry groups and policymakers on key political issues for the Company and the industry, such as affordable housing and rent control measures.

As a result of the Company’s performance and Mr. Parrell’s contributions in 2023, he received a score of 122.24% of target on the Corporate Goals and a score of 90.00% of target on his Individual Goals, resulting in an overall weighted achievement of 114.18% of target on his Performance Bonus and his Performance Equity Grant.

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Annual Incentive Plan – Performance of the Other NEOs

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other NEOs, the Compensation Committee calculated results on the Corporate Goals, and Mr. Parrell, in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and Individual Goals for the year and then assigned scores to such goals.

Robert A. Garechana – Executive Vice President and Chief Financial Officer

Mr. Garechana’s Business Unit Goals included appropriately managing the Company’s finance and accounting functions, which include: liquidity, capital planning/management, financial planning, budgeting and guidance and overseeing the preparation of the Company’s financial statements and SEC filings. He was also responsible for the oversight of the Company’s treasury, real estate tax, income tax, investor relations and data and analytics departments and capital markets execution, as well as sustainability, corporate responsibility and governance disclosures. His goals also included innovation and technology initiatives and succession planning.

Mr. Garechana’s key accomplishments in 2023 included:

•
Leading the refinancing of a maturing $800.0 million secured debt pool with $550.0 million in new ten-year secured loans at a favorable all-in rate of 4.7% and funding from the Company's commercial paper program, resulting in the Company having no significant debt maturities, other than commercial paper supported by its revolving credit facility, until June 2025;
•
Successfully managing the real estate tax team's proactive efforts, which resulted in real estate tax growth lower than internal expectations and better than comparable peers;
•
The tax and accounting functions meeting all filing deadlines, producing materials timely and with no internal control issues and providing support to capital allocation strategy execution;
•
Developing and overseeing the Company's data and analytics team to advance the Company's innovation and technology capabilities and cultivating an innovative mindset at the Company;
•
Providing enhanced materials to investors to effectively communicate the Company's financial performance notwithstanding volatility in some of our West Coast markets that created challenging conditions for guidance determinations, and increasing the amount of time devoted to investor outreach through additional conference participation and other communications; and
•
Overseeing advancements to the Environmental, Social and Governance Report, which led to the Company receiving a score of 54 on the S&P CSA and placing it in the 92nd percentile.

As a result of the Company’s performance and Mr. Garechana’s contributions in 2023, he received a score of 118.85% of target on the Corporate Goals, a score of 90.00% of target on his Business Unit Goals and a score of 175.00% of target on his Individual Goals, resulting in an overall weighted achievement of 117.25% of target on his Performance Bonus and his Performance Equity Grant.

Michael L. Manelis – Executive Vice President and Chief Operating Officer

Mr. Manelis’ Business Unit Goals included NOI performance, customer service, renovation targets, on-site employee retention, and various cybersecurity, innovation and technology initiatives. His goals also included inspiring the property management teams and succession planning.

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Mr. Manelis’ key accomplishments in 2023 included:

•
Successfully leading the Company’s property operations teams, which were responsible for the Company’s generation of approximately $2.9 billion in total revenues and a 6.2% growth in Same Store NOI year-over-year, reaching the higher end of the Company's original guidance notwithstanding volatility in some of our West Coast markets that created challenging conditions for guidance determinations;
•
Executing strong expense controls, resulting in a modest 4.3% increase in same store expenses for the full year of 2023;
•
Intensively managing delinquency issues in the portfolio resulting from the COVID-19 pandemic, allowing the Company to improve its delinquency level faster than our comparable peers;
•
Accelerating the Company's spending on property-level capital expenditures by investing $282.8 million in Capital Expenditures to Real Estate for Same Store Properties in 2023, approximately 40% of which was NOI-Enhancing and represented Renovation Expenditures for 2,799 same store apartment units in addition to sustainability and property-level technology spend to improve the customer experience;
•
Implementing data and analytics processes and cultivating an innovative mindset at the Company;
•
Creating additional operating efficiencies by continuing to enhance centralization and self-service functionality and implementing innovation initiatives; and
•
Engaging and motivating property management teams through market visits and extensive communication and improving on-site employee retention.

As a result of the Company’s performance and Mr. Manelis’ contributions in 2023, he received a score of 118.85% of target on the Corporate Goals, a score of 90.00% of target on his Business Unit Goals and a score of 125.00% of target on his Individual Goals, resulting in an overall weighted achievement of 112.25% of target on his Performance Bonus and his Performance Equity Grant.

Alexander Brackenridge – Executive Vice President and Chief Investment Officer

Mr. Brackenridge’s Business Unit Goals included the achievement of strategic transaction goals, new store, same store and non-residential performance, implementation of sustainability and resilience capabilities, renovation targets, as well as political advocacy with respect to matters important to the Company. His goals also included innovation and technology initiatives and succession planning.

Mr. Brackenridge’s key accomplishments in 2023 included:

•
Adeptly navigating a static transaction market in 2023 and advancing the Company's capital allocation strategy of investing in our expansion markets and reducing exposure to older or lower returning assets in selected established markets by purchasing approximately $366.3 million of operating properties that were on average one year old with a weighted average Acquisition Cap Rate of 5.5% and dispositions of approximately $379.9 million of operating properties that were on average 30 years old at a weighted average Disposition Yield of 5.5%, which the Company believes improved portfolio quality and long-term returns and did so with no Normalized FFO dilution. The assets sold generated an Unlevered IRR of 11.4%;

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•
Accelerating the Company's spending on property-level capital expenditures by investing $282.8 million in Capital Expenditures to Real Estate for Same Store Properties in 2023, more than originally anticipated but approximately 40% of which was NOI-Enhancing and represented Renovation Expenditures for 2,799 same store apartment units in addition to sustainability and property-level technology spend to improve the customer experience;
•
Supporting sustainability and resilience efforts that resulted in the Company receiving a score of 54 on the S&P CSA, placing it in the 92nd percentile;
•
Leading the Company’s additional $5.0 million investment in a fund dedicated to preserving affordable housing; and
•
Leading the Company’s efforts in various markets to educate policy makers and the public on key political issues for the Company, such as affordable housing and rent control measures.

As a result of the Company’s performance and Mr. Brackenridge’s contributions in 2023, he received a score of 118.85% of target on the Corporate Goals, a score of 90.00% of target on his Business Unit Goals and a score of 100.00% of target on his Individual Goals, resulting in an overall weighted achievement of 109.75% of target on his Performance Bonus and his Performance Equity Grant.

Scott J. Fenster – Executive Vice President and General Counsel

Mr. Fenster’s Business Unit Goals included legal support for property transactions and development, management of litigation, management of political and regulatory risk and legal matters in property operations and overseeing legal efforts in capital markets matters and risk management, including insurance. His goals also included innovation and technology initiatives, providing counsel on governance matters and succession planning.

Mr. Fenster’s key accomplishments in 2023 included:

•
Oversight of the complex legal aspects of acquisitions, dispositions, development projects and other transactional matters;
•
Leading the legal effort regarding compliance with complex regulatory requirements in our markets, such as regulations affecting rent and other operational issues, as well as labor and employment issues;
•
Providing effective counsel to the CEO and Corporate Governance Committee regarding new and changing legal disclosure rules as well as shareholder preferences on corporate responsibility;
•
The successful legal execution of capital markets activities, including the refinancing of a secured debt pool; and
•
Successful insurance placements in an especially difficult market for multifamily real estate.

As a result of the Company’s performance and Mr. Fenster’s contributions in 2023, he received a score of 118.85% of target on the Corporate Goals, a score of 100.00% of target on his Business Unit Goals and a score of 125.00% of target on his Individual Goals, resulting in an overall weighted achievement of 114.75% of target on his Performance Bonus and his Performance Equity Grant.

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Annual Incentive Plan – Actual Performance Bonuses and Performance Equity Grants

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in December 2022 and the actual awards granted in February 2024 with respect to performance under the Annual Incentive Plan in 2023 for each of the NEOs.

	Performance Bonus			Performance Equity Grant
	Target Performance Bonus	% of Target Achieved	Actual Performance Bonus	Target Performance Equity Grant	% of Target Achieved	Actual Performance Equity Grant
M. Parrell	$2,025,000	114.18%	$2,312,145	$2,250,000	114.18%	$2,569,050
R. Garechana	900,000	117.25%	1,055,250	1,140,000	117.25%	1,336,650
M. Manelis	990,000	112.25%	1,111,275	1,320,000	112.25%	1,481,700
A. Brackenridge	900,000	109.75%	987,750	1,140,000	109.75%	1,251,150
S. Fenster	630,000	114.75%	722,925	656,250	114.75%	753,047

Long-Term Incentive Plan

As described above, LTI Awards were awarded in January 2023 to each of the NEOs at the target dollar amounts shown on page 50, covering the three-year performance period from January 1, 2023 through December 31, 2025, with the pre-established quantitative performance metrics and potential payout levels described on page 48. These LTI Awards remain subject to settlement after the end of the three-year performance period.

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Final Results of the 2021-2023 LTI Plan – Alignment of Pay and Performance

In January 2021, the Company issued LTI Awards under its 2021 Executive Compensation Program which allowed each executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute TSR and achievement of Normalized FFO per share over a forward-looking three-year performance period compared to pre-established quantitative performance metrics. The following tables show the performance metrics and ultimate 95.56% achievement for the LTI Awards at the completion of the three-year performance period from January 1, 2021 through December 31, 2023 and the resulting Share Awards.

Determination of Performance of Company TSR and Normalized FFO against Performance Metrics

		2021-2023 Performance Level
% of Award	Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs Target	% of Award Achievement
35.0%	Percentile ranking of Company relative to Nareit Apartment Index	(400) bps	0 bps	400 bps	(20.19) bps	97.48% of Target	34.12%
22.5%	Percentile ranking of Company relative to Nareit Equity Index	(400) bps	0 bps	400 bps	(251.04) bps	68.62% of Target	15.44%
22.5%	Absolute Company TSR	4%	8%	12%	4.13%	51.56% of Target	11.60%
20.0%	Normalized FFO per share	(1)	(1)	(1)	(1)	172.02% of Target	34.40%
	TOTAL % OF TARGET ACHIEVED:						95.56%

(1)
Per the 2021 LTI Plan, the achievement of this metric was determined on an annual basis and the average of the three years was used in the final determination of the award. The final result included actual 2021 Normalized FFO of $2.99 per share (200.00% achievement), actual 2022 Normalized FFO of $3.52 per share (187.50% achievement) and actual 2023 Normalized FFO of $3.78 per share (128.57% achievement) for a blended three-year average of 172.02% achievement.

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A comparison of this result to prior years illustrates the true variability of the Company’s Executive Compensation Program. The total percentage of target achieved for the 2016-2018, 2017-2019, 2018-2020, 2019-2021 and 2020-2022 LTI Plans(1) were 30.04%, 147.15%, 61.23%, 85.74% and 25.83%, respectively.

(1)
No changes were made to the 2020-2022 LTI Plan notwithstanding that the performance metrics were set approximately 60 days prior to the start of the COVID-19 pandemic.

Determination of Resulting Share Awards

The following table sets forth the Share Awards for each grantee resulting from the 95.56% achieved as shown above.

	Target Number of Share Awards	Target Value of Share Awards on 1/1/2021 Award Date	Resulting Number of Share Awards	Value of Resulting Number of Share Awards (1)
M. Parrell	63,523	$3,800,000	60,702	$3,631,194
R. Garechana	13,684	825,000	13,075	788,243
M. Manelis	16,172	975,000	15,453	931,603
A. Brackenridge	15,045	900,000	14,377	860,032
S. Fenster	7,773	465,000	7,427	444,283

(1)
The value of the Share Awards is calculated by multiplying the resulting number of Share Awards by the original grant date fair valuation of $61.73 for restricted shares or $59.82 for restricted units.

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2021 Actual Compensation Achieved – Annual Incentive Plan and LTI Plan

With the determination of the 2021-2023 LTI Awards now final as shown above, we can provide shareholders with a complete picture of actual NEO compensation achieved for service in the year 2021 in relation to target, clearly illustrating the variability of compensation and link between pay and performance:

	Annual Salary	Annual Incentive Plan		LTI Plan (1)	Total Achieved Compensation	Target Compensation	% of Target Achieved
M. Parrell	$800,000	$5,348,160	(2)	$3,631,194	$9,779,354	$7,800,000	125.38%	(7)
R. Garechana	550,000	1,872,959	(3)	788,243	3,211,202	2,670,000	120.27%	(8)
M. Manelis	650,000	2,350,238	(4)	931,603	3,931,841	3,250,000	120.98%	(9)
A. Brackenridge	600,000	2,121,255	(5)	860,032	3,581,287	2,850,000	125.66%	(10)
S. Fenster	525,000	1,235,893	(6)	444,283	2,205,176	1,830,000	120.50%	(11)

(1)
The value of the LTI Awards is calculated by multiplying the number of Share Awards resulting from the ultimate 95.56% achievement under the 2021 LTI Plan by the original grant date valuation.
(2)
Mr. Parrell achieved 167.13% of target on his Performance Bonus and his Performance Equity Grant in 2021.
(3)
Mr. Garechana achieved 144.63% of target on his Performance Bonus and his Performance Equity Grant in 2021.
(4)
Mr. Manelis achieved 144.63% of target on his Performance Bonus and his Performance Equity Grant in 2021.
(5)
Mr. Brackenridge achieved 157.13% of target on his Performance Bonus and his Performance Equity Grant in 2021.
(6)
Mr. Fenster achieved 147.13% of target on his Performance Bonus and his Performance Equity Grant in 2021.
(7)
As a comparison, Mr. Parrell’s equivalent percentage of target achieved for 2020, 2019 and 2018 was 55.96%, 121.61% and 103.33%, respectively.
(8)
As a comparison, Mr. Garechana’s equivalent percentage of target achieved for 2020 and 2019 was 69.18% and 113.95%, respectively. Mr. Garechana was not a participant in the 2018 LTI Plan. Thus, there are limited historical percentages of target achieved for comparison purposes.
(9)
As a comparison, Mr. Manelis’ equivalent percentage of target achieved for 2020 and 2019 was 72.56% and 117.71%, respectively. Mr. Manelis was not a participant in the 2018 LTI Plan. Thus, there are limited historical percentages of target achieved for comparison purposes.
(10)
As a comparison, Mr. Brackenridge's equivalent percentage of target achieved for 2020 was 68.85%. Mr. Brackenridge was not a participant in the 2019 or 2018 LTI Plans. Thus, there are limited historical percentages of target achieved for comparison purposes.
(11)
As a comparison, Mr. Fenster’s equivalent percentage of target achieved for 2020 and 2019 was 75.51% and 115.14%, respectively. Mr. Fenster was not a NEO in 2018. Thus, there are limited historical percentages of target achieved for comparison purposes.

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Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged Ferguson Partners Consulting (“Ferguson Partners”), a nationally recognized independent compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs (by capitalization).

The Compensation Committee believes that the use of peer market data is important in developing a competitive compensation program. The Compensation Committee and Ferguson Partners consider qualitative factors (such as tenure and experience in the role), internal equity and external market data in making both individual and plan-level compensation decisions. While the Compensation Committee does not target a specific percentile range within the peer group, this benchmarking data provides a reference point in determining if pay components and program designs are reasonable when ultimately making compensation decisions.

The Compensation Committee reviews the peer group annually to ensure the included companies still serve as appropriate comparisons to the Company. Target compensation and incentive opportunity levels are continuously evaluated and are adjusted when appropriate, to ensure market comparability.

Ferguson Partners performed its annual executive compensation study in 2023, which showed that the total target compensation of our Chief Executive Officer and the remaining executive team generally aligns with the market median of the peer group data.

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Peer	Industry	UPREIT Market Capitalization	Total Capitalization
Prologis, Inc.	Industrial	$126.4 billion	$159.4 billion
American Tower Corporation	Communications	$100.7 billion	$154.5 billion
Equinix, Inc.	Data Center	$76.1 billion	$93.6 billion
Simon Property Group, Inc.	Regional Mall	$53.5 billion	$80.2 billion
Welltower Inc.	Health Care	$51.1 billion	$67.9 billion
Public Storage	Self-Storage	$53.7 billion	$67.3 billion
Digital Realty Trust, Inc.	Data Center	$42.8 billion	$62.6 billion
Extra Space Storage Inc.	Self-Storage	$35.3 billion	$46.9 billion
AvalonBay Communities, Inc.	Multifamily	$26.6 billion	$34.7 billion
Ventas, Inc.	Health Care	$20.2 billion	$34.1 billion
Equity Residential	Multifamily	$23.9 billion	$31.6 billion
Boston Properties, Inc.	Office	$12.3 billion	$30.6 billion
Invitation Homes Inc.	Single Family	$20.9 billion	$29.5 billion
Essex Property Trust, Inc.	Multifamily	$16.5 billion	$22.9 billion
Mid-America Apartment Communities, Inc.	Multifamily	$16.1 billion	$20.8 billion
UDR, Inc.	Multifamily	$13.5 billion	$19.6 billion
Vornado Realty Trust	Office	$5.8 billion	$16.4 billion
Camden Property Trust	Multifamily	$10.8 billion	$14.5 billion

Source: S&P Global, data as of December 31, 2023.

The Compensation Committee conducted a conflict of interest assessment for 2023 services and concluded that no conflict of interest existed with respect to the work of Ferguson Partners.

Compensation Clawback Policy

In 2023, the Board amended the Company's incentive-based executive compensation clawback policy to conform with newly issued SEC rules and NYSE listing standards regarding executive recoupment policies. If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the result of which is that any incentive-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company was required to prepare a restatement (the “Awarded Compensation”) would have been lower (the “Actual Compensation”) had it been calculated based on such restated results, the Compensation Committee must seek to recover for the benefit of the Company all of the difference between the Awarded Compensation and the Actual Compensation, computed without regard to any taxes paid. The policy is available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance.” The policy is not part of or incorporated into this Proxy Statement.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

Tahsinul Zia Huque

Mark S. Shapiro

Stephen E. Sterrett

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EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our NEOs during the years shown.

Summary Compensation Table

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total Compensation

Mark J. Parrell President & Chief Executive Officer
2023	$900,000	$6,654,190	$1,479,286	$2,312,145	$15,438		$11,361,059
2022	825,000	7,211,548	0	2,958,491	240,045	(4)	11,235,084
2021	800,000	6,406,107	600,678	668,520	15,222		8,490,527

Robert A. Garechana Executive Vice President & Chief Financial Officer
2023	$600,000	$2,122,444	$337,516	$1,055,250	$15,145		$4,130,355
2022	600,000	2,127,400	0	1,125,000	9,150		3,861,550
2021	550,000	1,085,040	260,189	795,465	14,778		2,705,472

Michael L. Manelis Executive Vice President & Chief Operating Officer
2023	$660,000	$2,051,218	$731,262	$1,111,275	$16,491		$4,570,246
2022	650,000	2,547,569	0	1,218,750	15,794		4,432,113
2021	650,000	1,150,257	526,116	940,095	10,200		3,276,668

Alexander Brackenridge Executive Vice President & Chief Investment Officer
2023	$600,000	$2,459,968	$0	$987,750	$9,900		$4,057,618
2022	600,000	2,228,336	0	1,125,000	14,956		3,968,292
2021	600,000	1,396,619	0	942,780	14,587		2,953,986

Scott J. Fenster Executive Vice President & General Counsel
2023	$525,000	$1,141,820	$196,917	$722,925	$14,670		$2,601,332
2022	525,000	988,415	0	787,500	14,976		2,315,891
2021	525,000	651,158	62,136	772,433	13,470		2,024,197

(1)
Share Awards and Option Awards.
(a)
Annual Incentive Plan and LTI Awards. The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the target grant date fair value of the LTI Awards granted under the LTI Plan during the listed years and which are settled at the end of the applicable three-year performance period. As further described in the CD&A, the actual amounts paid out at the end of the respective three-year performance periods may range from 0% to 200% of the target number of LTI Awards. The settlement of the awards under the 2021 LTI Plan is described on pages 63-64 in the CD&A. The grant date fair value of the 2023 LTI Awards, if earned at the 200% maximum level, for each of the NEOs is: $10,349,982 for Mr. Parrell; $2,219,930 for Mr. Garechana; $2,639,980 for Mr. Manelis; $2,219,978 for Mr. Brackenridge; and $1,102,478 for Mr. Fenster. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnote 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2023, 2022 and 2021.
(b)
Performance Bonuses Paid in the form of Share Awards or Option Awards. The NEOs are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units or fully vested options as an alternative to cash. 75% of the 2021 Performance Bonus for Mr. Parrell was paid in the form of fully vested restricted units and are included in the Share Awards column. All fully vested restricted units and fully vested options paid as all or a portion of a Performance Bonus are shown in the year in which the services were performed, even though paid in February of the following year. Assumptions used in the calculation of grant

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date fair value for the primary grant of Share Awards and Option Awards each year are included in footnote 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2023, 2022 and 2021.
(2)
Non-Equity Incentive Plan Compensation. Represents cash performance bonuses by the Company for the year in which the services were performed, even though paid in January or February of the following year. Accordingly, the amounts listed for 2023, 2022 and 2021 consist of Performance Bonuses paid in January or February 2024, 2023 and 2022, respectively. Any Performance Bonuses paid in the form of fully vested restricted units or fully vested options as an alternative to cash are included in the amounts shown in the Share Awards and Option Awards columns.
(3)
All Other Compensation. Represents other benefits provided to the NEOs, including Company matching and contributions (if any) to the Company’s 401(k) plan and the cost of executive physicals.
(4)
Represents other benefits provided to Mr. Parrell, consisting of: (a) Company matching and contributions (if any) to the Company’s 401(k) plan; (b) the cost of an executive physical; and (c) the cost of a board match program in the amount of $225,500, which was designed to match Mr. Parrell with suitable board opportunities. The Company believes the attainment of an additional board position by Mr. Parrell further expands his skillset to the benefit of the Company and its shareholders.

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Grants of Plan-Based Awards in 2023

The following table shows the number of Share Awards, Option Awards and LTI Awards granted to the NEOs in the calendar year 2023.

		Number of Share	Number of Option	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)			Grant Date
	Grant Date	Awards Granted (1)	Awards Granted (1)	Threshold (#)	Target (#)	Maximum (#)	Fair Value of Awards (3)
M. Parrell	1/1/23	—	—	44,020	88,040	176,080	$5,174,991
	2/15/23	23,431	116,755		—		2,958,485
R. Garechana	1/1/23	—	—	9,257	18,513	37,026	1,109,965
	2/15/23	16,038	26,639		—		1,349,995
M. Manelis	1/1/23	—	—	11,008	22,016	44,032	1,319,990
	2/15/23	11,282	57,716		—		1,462,490
A. Brackenridge	1/1/23	—	—	9,072	18,143	36,286	1,109,989
	2/15/23	20,273	—		—		1,349,979
S. Fenster	1/1/23	—	—	4,689	9,378	18,756	551,239
	2/15/23	9,355	15,542		—		787,498

(1)
Represents the 2023 grant of Share Awards and Option Awards for services performed in 2022 which were approved by the Board on January 23, 2023. The Share Awards vest in full on the third anniversary of the grant date, subject to continuous employment and retirement provisions. The Option Awards were granted at an exercise price of $66.59, the closing price of the common shares on the grant date, and vest in approximately equal installments over three years, subject to continuous employment and retirement provisions.
(2)
Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on December 15, 2022 and granted in January 2023 for the 2023-2025 performance period. The target number of LTI Awards is derived by dividing the grant date fair value of such awards by the Monte Carlo value as of the date of the award of $58.78 per restricted unit and $61.18 per restricted share. For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see the CD&A.
(3)
The grant date fair value of the Share Awards was calculated based on a price of (i) $63.13 per restricted unit, a 5.2% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk, and (ii) $66.59 per restricted share, the closing price of the common shares on the grant date. The grant date fair value of the Option Awards was calculated using a Black-Scholes option value as of the date of the award of $12.67 per option. The grant date fair value of the LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $58.78 per restricted unit and $61.18 per restricted share. See footnote 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2023 for additional discussion of the assumptions used in calculating grant date fair value of the LTI Awards and the Option Awards.

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Outstanding Equity Awards at December 31, 2023

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards		Option Exercise Price	Option Expiration Date (1)	Number of Earned/ Unvested Share Awards	Market Value of Earned/ Unvested Share Awards	Number of Unearned/ Unvested LTI Awards	Market Value of Unearned/ Unvested LTI Awards
Exercisable	Unexercisable			(2)	(3)	(4)	(5)
M. Parrell
29,693	—	$60.76	02/02/27	63,109	$3,859,746	217,546	$13,305,113
82,975	—	60.33	02/01/28	—	—	—	—
50,308	25,154	67.48	02/12/31	—	—	—	—
—	116,755	66.59	02/15/33	—	—	—	—
R. Garechana
2,614	—	64.99	02/04/26	31,981	1,955,958	47,276	2,891,400
6,542	—	72.02	02/01/29	—	—	—	—
17,520	—	83.08	01/31/30	—	—	—	—
10,896	10,896	67.48	02/12/31	—	—	—	—
—	26,639	66.59	02/15/33	—	—	—	—
M. Manelis
668	—	60.76	02/02/27	29,705	1,816,758	54,565	3,337,195
345	—	60.33	02/01/28	—	—	—	—
22,491	—	72.02	02/01/29	—	—	—	—
29,580	—	83.08	01/31/30	—	—	—	—
41,063	22,032	67.48	02/12/31	—	—	—	—
—	57,716	66.59	02/15/33	—	—	—	—
A. Brackenridge
15,516	—	72.02	02/01/29	40,853	2,498,569	47,784	2,922,469
S. Fenster
2,986	—	68.40	02/05/25	17,174	1,050,362	24,452	1,495,484
15,957	—	60.76	02/02/27	—	—	—	—
29,268	—	60.33	02/01/28	—	—	—	—
5,204	2,602	67.48	02/12/31	—	—	—	—
—	15,542	66.59	02/15/33	—	—	—	—

(1)
These Option Awards, which were granted 10 years prior to the stated expiration date, vest in approximately equal installments over three years from the grant date (subject to continuous employment/retirement provisions).
(2)
These Share Awards vest in full on the third anniversary of the grant date (subject to continuous employment/retirement provisions).
(3)
Reflects the number of earned/unvested Share Awards multiplied by $61.16, the closing price of the Company’s common shares at December 29, 2023.
(4)
Reflects the number of LTI Awards (which are payable in the form of Share Awards and cliff vest following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment/retirement provisions) granted in (i) January 2021, valued at 95.56% of the target grant, the actual achievement of the 2021 LTI Plan at the end of the three-year performance period at December 31, 2023, as further described on page 63 in the CD&A, (ii) January 2022, valued at approximately 132.11% of the target grant, assuming the three-year performance period from 2022-2024 had terminated and been valued as of December 31, 2023, and (iii) January 2023, valued at approximately 105.19% of the target grant, assuming the three-year performance period from 2023-2025 had terminated and been valued as of December 31, 2023. The actual number of Share Awards issued will not be determined until the end of the respective three-year performance period.
(5)
Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $61.16, the closing price of the Company’s common shares at December 29, 2023.

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Option Exercises and Shares Vested During 2023

The following table shows the value realized by the NEOs upon exercise of Option Awards and the vesting of Share Awards during 2023.

	Option Awards		Share Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
M. Parrell	—	—	41,661		$2,755,042
R. Garechana	—	—	8,898	(2)	588,425
M. Manelis	—	—	10,743		710,435
A. Brackenridge	—	—	10,080		666,590
S. Fenster	3,512	$21,283	4,979		329,261

(1)
Reflects the vesting of Share Awards granted in 2020 for services performed in 2019 and LTI Awards granted under the 2020 LTI Plan.
(2)
Includes 2,031 common shares that Mr. Garechana deferred to the SERP.

Pension Benefits

The Company does not have a pension plan for its executives and therefore, there are no pension benefits to disclose.

Nonqualified Deferred Compensation

The following table shows the current value of the compensation previously earned and deferred by the NEOs to the Company’s employee-funded SERP during 2023. As the Company does not make contributions to the SERP and does not guarantee any investment return, the balances shown are comprised entirely of contributions made by the NEOs from their salary, Performance Bonus or Performance Equity Grants for prior years and the earnings on those amounts.

	Executive Contributions in 2023 (1)	Company Contributions in 2023	Earnings (Losses) in 2023	Withdrawals in 2023	Balance at December 31, 2023 (2)
M. Parrell	$0	$0	$1,300,181	$0	$9,906,863
R. Garechana	315,060	0	302,750	0	2,019,211
M. Manelis	60,938	0	486,669	0	2,787,980
A. Brackenridge	0	0	247,461	0	2,039,976
S. Fenster	196,875	0	239,394	0	1,722,741

(1)
All amounts contributed by a NEO in 2023 have been included as Salary or Share Awards in 2023 or Non-Equity Incentive Plan Compensation (i.e., Performance Bonus) for service in 2022 in the Summary Compensation Table.
(2)
All amounts contributed by a NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a NEO in such year for purposes of the SEC’s executive compensation disclosure rules.

The SERP allows all Company employees with annual total cash compensation of $150,000 or more to defer receipt of up to 25% of their base salary and up to 100% of their cash Performance Bonus and incentive compensation. Any of this deferred cash compensation is deposited by the Company directly with the independent trustee of the SERP and invested, at the option of the participant, in a limited number of independent mutual funds. The SERP also allows the same eligible employees to defer receipt of restricted shares. Deferral elections are generally made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following

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year. Benefits under the SERP will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or, in some cases, a one-time distribution at or after age 50.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control/Severance Agreements

The Company has Change in Control/Severance Agreements (the “CIC Agreements”) with Messrs. Parrell, Garechana, Manelis, Brackenridge and Fenster that entitle them to receive certain severance payments upon termination of employment following a Change in Control.

The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that Mr. Parrell is dismissed without Cause or resigns for Good Reason (all such terms are defined in the CIC Agreements) during the three-year period following a Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and an incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of his annual base salary plus the average of his annual Performance Bonus for the last three calendar years. In the event that Messrs. Garechana, Manelis, Brackenridge or Fenster is dismissed without Cause or resigns for Good Reason during the two-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the executive’s target annual Performance Bonus and target Performance Equity Grant.

Each NEO is also entitled to continued medical, dental, life and disability benefits for 2.25 years. If any payments made to Mr. Parrell would result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”), he would become entitled to receive a tax reimbursement that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.

If any payments or benefits received or to be received by Messrs. Garechana, Manelis, Brackenridge or Fenster would subject the executive to the excise tax imposed by the IRC, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction of pay or benefits would result in a greater net after-tax amount for the executive. If not, the executive’s payments and benefits would be subject to excise tax. This provision is commonly referred to as a “modified cutback.”

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonably assigned duties for more than 30 days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially

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injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s primary office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each NEO under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2023.

Event	M. Parrell	R. Garechana	M. Manelis	A. Brackenridge	S. Fenster
Change in Control with termination without Cause:
• Cash Severance (1)	$7,150,388	$5,940,000	$6,682,500	$5,940,000	$4,075,313
• Accrued Bonus and LTC (2)	4,275,000	2,040,000	2,310,000	2,040,000	1,286,250
• Healthcare Benefits (3)	67,994	21,232	68,367	48,953	37,560
• Excise Tax Gross-Up (4)	10,983,025	—	—	—	—
Total:	$22,476,407	$8,001,232	$9,060,867	$8,028,953	$5,399,123

Change in Control without termination; Death or Disability; Voluntary Resignation or Retirement; Termination for Cause:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Healthcare Benefits	—	—	—	—	—
• Excise Tax Gross-Up	—	—	—	—	—
Total:	—	—	—	—	—

(1)
The cash severance due Mr. Parrell is 2.25 times the sum of base salary and average Performance Bonus paid in the last three calendar years. The cash severance due Messrs. Garechana, Manelis, Brackenridge and Fenster is 2.25 times the sum of their respective base salary, target Performance Bonus and target Performance Equity Grant.
(2)
Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for services performed in 2023, which otherwise would have been paid in 2024.
(3)
Represents the cost of the continuation of healthcare benefits for the applicable time periods described above.
(4)
Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain Change in Control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five-year average of the executive’s Form W-2 compensation. The Company has agreed to reimburse Mr. Parrell pursuant to the CIC Agreement for those excise taxes as well as any income and excise taxes payable by him as a result of any reimbursements for such taxes. The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009. The amount shown takes into account acceleration of unvested equity awards disclosed below.

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Pursuant to the Company’s 2019 Share Incentive Plan (the “2019 Share Plan”), effective for grants made after June 27, 2019, an employee will generally receive accelerated vesting of unvested Option Awards and Share Awards only upon the termination of such employee (other than for good cause) at or within 24 months following a Change in Control or upon the death or disability of such employee. This is commonly referred to as a “double-trigger.” The following table discloses the value of the accelerated vesting of equity awards issued under the 2019 Share Plan for each of the NEOs assuming a Change in Control with termination, death or disability or a Change in Control without termination as of December 31, 2023.

Event	M. Parrell	R. Garechana	M. Manelis	A. Brackenridge	S. Fenster
Change in Control with Termination; Death or Disability:
• Unvested equity awards (1)	$17,164,860	$4,847,358	$5,153,953	$5,421,039	$2,545,846

Change in Control without Termination:
• Unvested equity awards	—	—	—	—	—

(1)
The dollar amount shown equals the number at December 31, 2023 of outstanding unvested equity awards, including, but not limited to: (i) the number of unvested 2023 LTI Awards valued at approximately 105.19% of target, assuming the three-year performance period from 2023-2025 had terminated and been valued as of December 31, 2023, multiplied by $61.16, the closing price of the Company’s common shares on December 29, 2023; (ii) the number of unvested 2022 LTI Awards valued at approximately 132.11% of target, assuming the three-year performance period from 2022-2024 had terminated and been valued as of December 31, 2023, multiplied by $61.16, the closing price of the Company’s common shares on December 29, 2023; (iii) the actual number of unvested 2021 LTI Awards resulting from the settlement of such awards at the completion of the three-year performance period from 2021-2023, multiplied by $61.16, the closing price of the Company’s common shares on December 29, 2023; and (iv) restricted units whose capital accounts had not yet reached a specified target for federal income tax purposes and thus are forfeitable, valued at the closing price of the Company’s common shares on December 29, 2023.

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Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•
Distributions of plan balances under the Company’s SERP as shown in the Nonqualified Deferred Compensation table; and
•
Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement Benefits

While the Company has no mandatory retirement age for employees, the Company’s Share Incentive Plans do provide for certain benefits for employees upon voluntary retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009 and, effective with the 2019 Share Plan, who were at least 59 years old as of February 1, 2019 (“age 62 eligible employees”), retirement will mean the voluntary termination of employment (other than for good cause (defined below)): (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70 (defined below). For all other employees, retirement will mean the voluntary termination of employment (other than for good cause) after meeting the requirements of the Rule of 70.

“Good cause” includes, but is not limited to, the grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company, (ii) is injurious to the Company or a subsidiary thereof or (iii) disparages the Company, any subsidiary thereof or any of their respective officers or trustees.

The “Rule of 70” is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70. In addition, the employee must give the Company at least six months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. The Rule of 70 does not apply to trustees.

For age 62 eligible employees who retire at or after age 62 or for trustees who retire at or after age 72, such individual’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period. For all other employees (and those age 62 eligible employees who choose to retire prior to age 62), upon retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

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CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Parrell bears to the median annual total compensation of the Company’s employees, other than Mr. Parrell. The Company has approximately 2,400 employees located solely within the United States, with approximately 600 located in the Company’s Chicago headquarters and other corporate offices, and the remaining approximately 1,800 serving our residents every day on-site at our communities.

For purposes of calculating annual total compensation under SEC rules, the Company identified a new median employee as of December 31, 2023. The median employee was identified by using the same calculation methodology for 2023 total compensation as used for the Chief Executive Officer’s “Total Compensation” as reflected in the Summary Compensation Table, but removing from the calculation any Company matching contributions to the 401(k) plan, as employee participation in such plan varies. This method was consistently applied to all employees other than the Chief Executive Officer, whose compensation is excluded for purposes of identifying the median employee. The Company used its actual employee population as opposed to a statistical sampling or other method.

Based on this calculation, the 2023 total compensation for our median employee was $74,135 and the 2023 total compensation for Mr. Parrell as reflected in the Summary Compensation Table was $11,361,059. The ratio of Mr. Parrell’s compensation to that of the median employee is 153:1. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

As an owner and self-operator of over 300 apartment properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies. Rather than outsourcing property management, the Company’s strategy generally includes self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures. This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.

Over the last nine years, shareholders have approved our Executive Compensation Program by an average of 93% support of the votes cast. As set forth in the CD&A, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between our Chief Executive Officer’s pay and performance.

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Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing certain information regarding the Company, including compensation actually paid, as determined in accordance with SEC rules ("CAP"), to our principal executive officer ("PEO"), the average CAP paid to our non-PEO NEOs, certain financial performance measures of the Company, including Normalized FFO per share (the Company-selected measure ("CSM")), and the relationship between CAP and each of Company TSR, peer group TSR, net income and the CSM.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table ("SCT") Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Company TSR (4)	Peer Group TSR (4)(5)	Net Income	Normalized FFO Per Share (6)
2023	$11,361,059	$11,892,000	$3,839,888	$3,953,117	$88.01	$113.35	$868,488,000	$3.78
2022	11,235,084	836,944	3,644,462	1,238,534	81.23	99.67	806,995,000	3.52
2021	8,490,527	16,989,674	2,740,081	4,801,355	120.98	131.78	1,396,714,000	2.99
2020	7,600,658	795,215	3,040,774	928,247	76.47	92.00	962,501,000	3.26

(1)
See the SCT on page 69 for detail on the SCT total compensation for our PEO and the average SCT total compensation for the non-PEO NEOs for 2023, 2022 and 2021. The SCT total compensation for our PEO and the average SCT total compensation for the non-PEO NEOs for 2020 were calculated from the SCT as disclosed in our Proxy Statement filed with the SEC in calendar year 2021.
(2)
Our PEO for all years reported is Mr. Parrell. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Parrell's SCT total compensation for 2023 to determine the CAP. Dividends paid are already reflected in the fair value of equity awards presented below. Assumptions made in the calculation of the valuations presented below do not differ materially from the assumptions made as of the grant date of such awards.

PEO SCT Total to CAP Reconciliation
		Deductions from SCT Total
Year	Total Compensation from SCT	Amounts Reported in "Share Awards" Column in SCT	Amounts Reported in "Option Awards" Column in SCT	Equity Award Adjustments to SCT Total	CAP
2023	$11,361,059	$(6,654,190)	$(1,479,286)	$8,664,417	$11,892,000

PEO Equity Award Adjustments to SCT Total

Year	Year-End Fair Value of Outstanding and Unvested Equity Granted During the Year	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Vesting Date Fair Value of Equity Awards Granted and Vested in the Year	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments to SCT Total
2023	$8,120,335	$162,522	$0	$381,560	$8,664,417

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(3)
The non-PEO NEOs for 2023, 2022 and 2021 are Messrs. Garechana, Manelis, Brackenridge and Fenster. The non-PEO NEOs for 2020 are Messrs. Garechana, Manelis and Brackenridge and Mr. Alan George, a former executive. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the non-PEO NEOs' average SCT total compensation for 2023 to determine the average CAP. Dividends paid are already reflected in the fair value of equity awards presented below. Assumptions made in the calculation of the valuations presented below do not differ materially from the assumptions made as of the grant date of such awards.

Average Non-PEO NEOs SCT Total to CAP Reconciliation
		Deductions from SCT Total
Year	Average Total Compensation from SCT	Average Amounts Reported in "Share Awards" Column in SCT	Average Amounts Reported in "Option Awards" Column in SCT	Average Equity Award Adjustments to SCT Total	Average CAP
2023	$3,839,888	$(1,943,863)	$(316,424)	$2,373,516	$3,953,117

Average Non-PEO NEOs Equity Award Adjustments to SCT Total

Year	Average Year-End Fair Value of Outstanding and Unvested Equity Granted During the Year	Average Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Vesting Date Fair Value of Equity Awards Granted and Vested in the Year	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Total Equity Award Adjustments to SCT Total
2023	$2,195,308	$76,972	$0	$101,236	$2,373,516

(4)
For purposes of the Pay Versus Performance Table (the "PVP Table"), Company TSR and "Peer Group TSR" are calculated using the measurement period beginning on the last trading day of 2019, through and including the end of the fiscal year for which cumulative Company TSR or cumulative Peer Group TSR is being calculated.
(5)
The Company has selected the Nareit Equity Index for purposes of calculating Peer Group TSR for the PVP Table. The Nareit Equity Index is one of the indices used in the Company's LTI Plan and is the same Peer Group TSR reported in the performance graph found in the back cover of our 2023 Annual Report to Shareholders for the fiscal year ending December 31, 2023.
(6)
Normalized FFO is a non-GAAP measure. For additional details/definitions of Normalized FFO, including reconciliations of EPS to FFO per share and Normalized FFO per share, see the Supplemental Appendix beginning on page 97.

Relationship of CAP to Company Performance

The following graphs illustrate the relationship between the CAP to our PEO and the average CAP to our non-PEO NEOs, and (i) our cumulative Company TSR and cumulative Peer Group TSR, (ii) our GAAP net income and (iii) our Normalized FFO per share, in each case for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.

CAP vs. Company TSR and Peer Group TSR

Chart

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CAP is determined to a large extent by reference to our share price on the particular day of the valuation of Share Awards and Option Awards per SEC rules. Company TSR and Peer Group TSR illustrated in the graph above are calculated using the measurement period beginning on the last trading day of 2019, through and including the end of the fiscal year for which cumulative Company TSR or cumulative Peer Group TSR is being calculated.

CAP vs. Net Income

Chart

Net income is impacted by depreciation and gains or losses from sales of real estate, among other items. While dispositions of real estate are part of the Company's overall strategy, the Company believes the operating performance of its real estate from period to period is a more appropriate measure of its value creation. Accordingly, the Company does not consider net income as an appropriate indicator of the Company's performance and thus does not use the measure in determining executive compensation.

Equity Residential	81	2024 Proxy Statement

Chart

CAP vs. CSM: Normalized FFO per Share

The Company believes Normalized FFO per share is an important measure of the Company's performance and thus has included it as a performance metric in determining executive compensation under both its Annual Incentive Plan and LTI Plan. See page 55 for more information on Normalized FFO per share and its significance to the Company. Under the Company's LTI Plan, the results of Normalized FFO per share are determined for each calendar year of the three-year performance period and the average of the three years is used in the final determination of the LTI Award. Thus, a portion of the CAP to the PEO and non-PEO NEOs reflected in the graph above is based on the results of Normalized FFO per share over a three-year period, in addition to the portion based on the Normalized FFO per share reported for each respective calendar year.

Even though Normalized FFO per share is an important measure for the Company, it may not always show a direct relationship to CAP for at least the following reasons, in addition to the timing considerations discussed in the previous paragraph:

•
This measure is only one component of executive compensation and works in conjunction with the other performance measures comprising the Annual Incentive Plan and LTI Plan (most of which appear in the tabular list below).
•
A portion of the amount of the Share Awards and Option Awards granted to the NEOs depends on the difference between the target amount or range of Normalized FFO per share set by the Compensation Committee for the year and actual results for the year. For example:
o
In 2020, target Normalized FFO per share was determined prior to the COVID-19 pandemic and was not changed, resulting in 0% of target being achieved.
o
In 2021, Normalized FFO per share far exceeded the Company's initial expectations because the Company's business did not decline as much as anticipated at the beginning of 2021 when the Company's public guidance (and executive compensation targets) were determined. This was due to management's aggressive efforts to stabilize the business and unexpectedly rapid improvement in some of our business metrics, resulting in 200% of target being achieved.
•
CAP is determined to a large extent by reference to our share price on the particular day of the valuation of Share Awards and Option Awards per SEC rules, as can be seen by the Company TSR reflected in the PVP Table.

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In addition, Normalized FFO per share is a measure based on historical performance, whereas TSR measures are based on share prices, which are forward-looking. Our NEOs' compensation includes both types of measures of value creation, which do not always move in sync, especially over a calendar year period.

The below list sets forth the most important financial performance measures used by the Company to link compensation paid to the NEOs in 2023. For additional information regarding the impact these measures have on executive compensation, please see the CD&A.

Most Important Financial Performance Measures
Normalized FFO per Share
Annual Growth in Same Store NOI
Normalized G&A and Property Management Costs
Net Debt to Normalized EBITDAre
TSR Relative to Nareit Apartment Index
TSR Relative to Nareit Equity Index

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TRUSTEE COMPENSATION

Effective in June 2023, the compensation of the Company’s trustees (excluding Mr. Parrell) consists of an annual cash retainer and Share Awards and Option Awards with values as follows, calculated for the fiscal year from the 2023 Annual Meeting of Shareholders to the 2024 Annual Meeting of Shareholders:

Fees
Annual Retainer
Cash	$90,000
Equity (Share Awards and Option Awards)	190,000
Total:	$280,000

Other Compensation
Chairman of the Board	$250,000
Lead Trustee	40,000
Audit – Chair	30,000
Compensation – Chair	25,000
Governance – Chair	20,000
Audit – Member	15,000
Compensation – Member	12,500
Governance – Member	10,000
Executive – Member	4,000

The Board generally reviews its compensation every two years and last provided for an increase in June 2022 (which was the first increase since June 2018 as the trustees declined any increase during the height of the pandemic). The Chairman of the Board fee was instituted in June 2023 following the appointment of our current Chairman, Mr. Neithercut, in May 2023. Mr. Zell, his predecessor, received an LTI Award for his service in lieu of other trustee fees.

Trustees who are first appointed or elected to the Board after an annual meeting of shareholders receive prorated cash fees and long-term incentive grants for their service until the next annual meeting of shareholders. The Company also reimburses the trustees for travel and other expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who was responsible for his own business-related expenses. Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares not to exceed $100,000 per year under the Company’s Employee Share Purchase Plan at the discounted purchase price under such plan. Non-employee trustees do not participate in the Company’s 401(k) plan and do not receive any matching contributions on any trustee compensation.

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The following table shows the compensation paid to our non-employee trustees for their service on the Board during the 2023 calendar year. Ms. Hoff and Ms. Jones were not trustees during the 2023 calendar year and thus are omitted from the table.

	Annual Cash Fees	Share Awards (1)		Option Awards (1)		Total
Samuel Zell	—	$1,228,747	(2)	—		$1,228,747
Angela M. Aman	$121,236	189,964		—		311,200
Linda Walker Bynoe	135,000	189,960		—		324,960
Mary Kay Haben	137,500	189,960		—		327,460
Tahsinul Zia Huque	106,765	189,964		—		296,729
John E. Neal	122,764	94,947		$95,051		312,762
David J. Neithercut	94,000	—		439,993	(3)	533,993
Mark S. Shapiro	112,500	189,960		—		302,460
Stephen E. Sterrett	161,500	189,960		—		351,460

(1)
For service provided by the Board from the June 2023 Annual Meeting of Shareholders to the June 2024 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Parrell) received an annual long-term compensation grant of $190,000 on June 15, 2023, which was allocated at the election of the trustee to any combination of Share Awards and Option Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executives. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement Benefits” discussion in “Executive Compensation.” Generally, retirement means termination of service on the Board (other than for good cause) on or after age 72.

The dollar value of the restricted shares was calculated based on the closing price of the Company’s common shares on the grant date of $66.35. The dollar value of the restricted units was calculated based on a price of $62.10 per restricted unit, a 6.4% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk. The Option Awards were granted at an exercise price equal to the closing share price of the common shares on the grant date of $66.35. The grant date fair value of $12.11 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 23.62%, a risk-free interest rate of 3.91% and a dividend yield of 3.48%.

(2)
For Mr. Zell’s services performed in 2023 as Chairman of the Board, his target compensation was originally set at $3,250,000, and was to be paid solely in the form of a LTI Award which was awarded in January 2023 and remains subject to settlement at the end of the three-year performance period from January 1, 2023 to December 31, 2025. In accordance with the terms of the LTI Award, upon his death on May 18, 2023, Mr. Zell's target compensation was prorated in the proportion that the number of days he served as Chairman during such year bore to 365. Accordingly, the amount shown is the prorated target grant date fair value of the 2023 LTI Award. As previously described in the CD&A, the actual amount paid out at the end of the three-year performance period may range from 0% to 200% of the target number of the 2023 LTI Award. The grant date fair value of the 2023 LTI Award, as prorated and if earned at the 200% maximum level, is $2,457,494.
(3)
For service as Chairman of the Board from the June 2023 Annual Meeting of Shareholders to the June 2024 Annual Meeting of Shareholders, Mr. Neithercut received a fee of $250,000, which he elected to receive as an Option Award, the terms and value of which were determined in the same manner as Option Awards granted to other trustees as described in footnote (1) to this table.

As described above, Mr. Zell’s 2023 compensation was paid in the form of a LTI Award which is 100% performance-based, forward-looking and tied to objective total shareholder return metrics and achievement of Net Debt to Normalized EBITDAre and Normalized FFO per share, aligning his compensation with the interests of our shareholders as well as with the efforts of our executives who are also participants in the LTI Plan. The Board determined that this was the most appropriate compensation as it recognized his importance to our shareholders given his unique skills and abilities that exceeded a typical chairman. As a participant in the 2021 LTI Plan, Mr. Zell achieved 95.56% of his target award, the same percentage earned by the executives in the 2021 LTI Plan as described on page 63. This resulted in Mr. Zell earning 51,916 Share Awards, having a value of $3,105,615, in relation to an original target value of $3,250,000. A comparison of this result to prior

Equity Residential	85	2024 Proxy Statement

years illustrates the true variability of Mr. Zell’s compensation and the clear alignment of Mr. Zell’s compensation with total shareholder returns for the applicable period. The total percentage of target achieved for the 2016-2018, 2017-2019, 2018-2020, 2019-2021 and 2020-2022 LTI Plans were 30.04%, 147.15%, 61.23%, 85.74% and 25.83%, respectively, which resulted in Mr. Zell earning Share Awards having a value of $976,285, $4,782,273, $1,989,902, $2,786,493 and $839,424, respectively. The amount of Mr. Zell’s target LTI Award had not changed since 2016.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provided him with a cash retirement benefit after the termination of his service as Chairman of the Board for any reason (other than by the Company for Cause). Accordingly, his estate is entitled to an annual retirement benefit of $839,833 (originally $500,000, as increased by a CPI index from January 2002 through his date of death in May 2023) over a 10-year period commencing on his date of death. Based on current assumptions, the present value of these payments as of December 31, 2023 is $6,283,099.

The Company entered into an Executive Retirement Benefits Agreement with Mr. Neithercut in February 2001 which provides him, after his retirement from the Company, with health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive. Based on current assumptions, the present value of these payments as of December 31, 2023 is $514,510.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee trustee at December 31, 2023. Ms. Hoff and Ms. Jones were not trustees during the 2023 calendar year and thus are omitted from the table.

	Unvested Share Awards	Unvested and Vested Option Awards
Samuel Zell (1)	119,912	104,566
Angela M. Aman	3,059	—
Linda Walker Bynoe	2,863	3,241
Mary Kay Haben	2,863	11,305
Tahsinul Zia Huque	3,059	—
John E. Neal	1,431	63,059
David J. Neithercut	—	1,423,532
Mark S. Shapiro	2,863	—
Stephen E. Sterrett	2,863	2,101

(1)
Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2021 LTI Plan at the end of the three-year performance period from January 1, 2021 - December 31, 2023, (b) the LTI Awards issued in January 2022 and valued at approximately 132.11% of the target grant, assuming the three-year performance period from January 1, 2022 - December 31, 2024 had terminated and been valued as of December 31, 2023 and (c) the prorated LTI Awards issued in January 2023 and valued at approximately 105.19% of the target grant, assuming the three-year performance period from January 1, 2023 - December 31, 2025 had terminated and been valued as of December 31, 2023. The actual number of Share Awards resulting from the 2022 LTI Plan and the 2023 LTI Plan will not be determined until the end of the respective three-year performance periods.

Equity Residential	86	2024 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for 2023, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2023, and Ernst & Young’s evaluation of the Company’s internal controls over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Audit Committee(1):

Angela M. Aman, Chair

Linda Walker Bynoe

John E. Neal

Stephen E. Sterrett

_______________

(1)
Ann C. Hoff and Nina P. Jones were appointed to the Audit Committee in March 2024 and did not sign the Audit Committee Report, as they were not members of the committee during the fiscal year ended December 31, 2023.

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MATTERS FOR SHAREHOLDER VOTING

Proposal 1 – Election of Trustees

Introduction

At the Annual Meeting, shareholders will be asked to elect eleven trustees to serve until the 2025 Annual Meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Board has nominated all of the Company’s current trustees: Angela M. Aman, Linda Walker Bynoe, Mary Kay Haben, Ann C. Hoff, Tahsinul Zia Huque, Nina P. Jones, John E. Neal, David J. Neithercut, Mark J. Parrell, Mark S. Shapiro and Stephen E. Sterrett for election. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Board Composition and Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming Annual Meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence.

As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman (and former Chief Executive Officer and President of the Company), Mr. Neithercut and its Chief Executive Officer and President, Mr. Parrell. The Board previously determined that Mr. Zell, who passed away in May 2023, was not independent of the Company and its management within the meaning of the NYSE listing standards.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

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Vote Required

A majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the election of trustees in an uncontested election. A majority of the votes cast means that the number of shares voted “for” a trustee’s election exceeds 50% of the total number of votes cast with respect to his or her election. Votes “cast” shall mean votes “for” and affirmative votes to “withhold” authority to vote for a nominee but shall exclude an abstention with respect to a trustee’s election or with respect to the election of trustees generally. If a nominee who currently is serving as a trustee receives “withhold” votes for his or her election that exceed 50% of the total number of votes cast with respect to his or her election in an uncontested election, Maryland law provides that the trustee continue to serve on the board as a “holdover trustee.”

Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent trustee does not receive a majority of the votes cast for his or her election, the trustee is required to tender his or her resignation for the consideration of the Board. See “Governance of the Company – Board of Trustees – Trustee Resignation Policies” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE eleven TRUSTEE NOMINEES.

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Proposal 2 – Ratification of Selection of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young as the independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for 2024. Ernst & Young has served as the Company’s independent registered public accounting firm since 1996, and the Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent registered public accounting firm. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Annual Evaluation and Selection of Our Independent Registered Public Accounting Firm

The Audit Committee annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent registered public accounting firm or consider other public accounting firms. Factors considered by the Audit Committee in deciding whether to retain Ernst & Young include:

•
Ernst & Young’s deep technical expertise and significant institutional knowledge of the Company’s operations and industry;
•
The quality and candor of Ernst & Young’s communications with the Audit Committee and management;
•
Ernst & Young’s independence;
•
The quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;
•
External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•
The appropriateness of Ernst & Young’s fees, including the overall relationship between fees for audit and non-audit services, Ernst & Young’s tenure as the Company’s independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Audit Committee Oversight of Our Independent Registered Public Accounting Firm

Oversight includes regular executive sessions with Ernst & Young, discussion with Ernst & Young about the scope of the audit, a comprehensive annual evaluation when determining whether to reengage Ernst & Young and direct involvement by the Audit Committee and its chair in the selection of the engagement partner in connection with the mandated PCAOB partner rotation rules.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for 2024 is in the best interests of the Company and its shareholders.

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Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2023 and 2022 are as follows:

Type of Fees:	2023	2022
Audit fees (1)	$1,940,000	$1,996,250
Audit-related fees (2)	37,000	136,955
Tax compliance/preparation fees (3)	240,666	236,290
Tax consulting fees (4)	7,825	—
All other fees	—	—
Total:	$2,225,491	$2,369,495

(1)
Audit fees for the audit of our annual financial statements and internal controls over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.
(2)
Fees for audit-related services include services associated with attestation procedures related to our green bond assertion, legally required employee benefit plan audits and subscriptions to online accounting and tax information services.
(3)
Tax compliance/preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.
(4)
Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent registered public accounting firm, and the incurrence of all of the fees described above, for 2023 and 2022 and has selected Ernst & Young as the Company’s independent registered public accounting firm for 2024. The Audit Committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2024. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2024 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent registered public accounting firm so far into the year, the appointment of Ernst & Young would probably be continued for 2024 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR independent registered public accounting firm FOR 2024.

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Proposal 3 – Approval of Executive Compensation

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution, and the Board currently intends for the Company to hold a non-binding, advisory “Say-on-Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the NEOs, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the approval of this advisory resolution. Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

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INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 28, 2024 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 378,939,751 common shares were outstanding and entitled to vote. We are making this Proxy Statement and our Annual Report available to shareholders electronically via the Internet at www.proxyvote.com. On April 18, 2024, we will begin mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

Virtual Meeting Matters

The Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast. By hosting the Annual Meeting in a virtual format, the Company is able to provide the opportunity for participation by a wider group of our shareholders, while reducing costs. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide shareholders the same rights and opportunities to participate as they would have at an in-person meeting.

Access to the Audio Webcast. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/EQR2024. You will need the 16-digit control number which appears on your proxy card, voting instruction form (“VIF”) or Notice Regarding the Availability of Proxy Materials (“Notice”). In the event that you do not have a control number, please contact your bank, broker or other nominee as soon as possible and no later than Thursday, June 13, 2024, so that you can be provided with a control number and gain access to the meeting. The Annual Meeting will begin promptly at 8:00 a.m. Central Time on Thursday, June 20, 2024. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting, at 7:45 a.m. Central Time. We encourage shareholders to access the meeting and test the computer audio system prior to the start time.

Submitting Questions. As part of the Annual Meeting, we will hold a live, online Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to ensure all shareholders are responded to, we will limit each shareholder to one question. Shareholders of record at the close of business on the Record Date may submit questions in writing during the Annual Meeting via the meeting website. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/EQR2024.

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Technical Assistance. If you encounter any difficulties accessing or participating in the virtual Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 19, 2024, and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

By Internet. You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice, proxy card or VIF. If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone. You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail. If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting. If you are a shareholder of record or beneficial owner and decide to attend the Annual Meeting virtually, you may vote at www.virtualshareholdermeeting.com/EQR2024 during the meeting. You will be required to use the control number shown on your Notice, proxy card or VIF.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote via the Annual Meeting website, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from your broker on how to vote your shares. Other than for Proposal 2, brokers do not have the authority to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted. When a bank, broker or other nominee is unable to vote shares for this reason, it is called a “broker non-vote.”

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Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting via the Annual Meeting website. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name will receive only one Notice, and if paper copies have been requested, only one copy of this Proxy Statement and the Annual Report, unless the Company has received contrary instructions from one or more of the shareholders. If you no longer wish to receive hard copies or multiple copies, or would prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityapartments.com in the Investor section under “Filings – SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.
2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	Approval by a majority of the votes cast, in person or by proxy, at the meeting.	Abstentions not counted as votes cast; no impact on outcome. No broker non-votes on this matter.
3. Approval of Executive Compensation	Approval by a majority of the votes cast, in person or by proxy, at the meeting.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by the Company. The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $17,500, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

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MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

Shareholder Proposals for the 2025 Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Act for inclusion in the Company’s proxy statement and form of proxy for the 2025 Annual Meeting must be received by the Company by December 17, 2024. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy, including the provision of a written statement that the proponent is able to meet with the Company within the regular business hours of the Company’s principal executive offices, in person or via teleconference, no less than 10 calendar days nor more than 30 calendar days after submission of the shareholder proposal.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2025 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Act, shareholder proposals must be received at our principal executive offices not earlier than November 17, 2024 and not later than 5:00 p.m., Central Time, on December 17, 2024. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary. Although not required, the Company recommends that proposals be mailed by a recognized overnight courier. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Board Composition and Trustee Nomination Procedures.” Shareholders who intend to solicit proxies in support of trustee nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b) of the Act.

2023 Annual Report

Additional copies of our 2024 Proxy Statement, 2023 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “Filings – SEC Filings” in the Investor section of the Company’s website at www.equityapartments.com.

By Order of the Board of Trustees

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 16, 2024

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SUPPLEMENTAL APPENDIX

Acquisition Capitalization Rate or Cap Rate. NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Capital Expenditures to Real Estate:

Building Improvements. Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

NOI-Enhancing. Primarily includes Renovation Expenditures as well as sustainability and property-level technology expenditures that are intended to increase revenues or decrease expenses.

Renovation Expenditures. Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements. Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Development Yield. NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield. NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Normalized FFO. Normalized FFO begins with FFO as defined by Nareit and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance. For reconciliations of net income to FFO and Normalized FFO, see page 43 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. For reconciliations of EPS to FFO per share and Normalized FFO per share referenced in the CD&A and "Executive Compensation - Pay Versus Performance," see “Reconciliation of EPS” below.

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Reconciliation of EPS. The following table shows the reconciliation of EPS computed in accordance with accounting principles generally accepted in the United States to FFO per share and Normalized FFO per share for the years ended December 31, 2023 and 2022. All data shown is on a per share diluted basis.

	Year Ended December 31,
Description	2023	2022
Earnings per share	$2.20	$2.05
Depreciation expense	2.27	2.26
Net (gain) loss on sales	(0.72)	(0.78)
Impairment – operating real estate assets	—	—

FFO per share	3.75	3.53

Impairment – non-operating real estate assets	—	—
Write-off of pursuit costs	0.01	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	0.01
Non-operating asset (gains) losses	(0.03)	0.01
Other miscellaneous items	0.05	(0.04)

Normalized FFO per share	$3.78	$3.52

Same Store Net Operating Income. For same store net operating income information, see pages 32 through 34 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Same Store Properties. For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2022, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Total Budgeted Capital Cost. Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with accounting principles generally accepted in the United States. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Unlevered Internal Rate of Return ("IRR"). The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, G&A expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this Proxy Statement should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

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Equity Residential Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V44563-P06882 For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EQR2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w EQUITY RESIDENTIAL 1. Election of Trustees Nominees: The Board of Trustees recommends you vote "FOR" the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Angela M. Aman 02) Linda Walker Bynoe 03) Mary Kay Haben 04) Ann C. Hoff 05) Tahsinul Zia Huque 06) Nina P. Jones 07) John E. Neal 08) David J. Neithercut 09) Mark J. Parrell 10) Mark S. Shapiro 11) Stephen E. Sterrett 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2024. 3. Approval of Executive Compensation. NOTE: In their discretion, the persons appointed as proxies are authorized to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V44564-P06882 EQUITY RESIDENTIAL Annual Meeting of Shareholders - June 20, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the "Company"), hereby appoint(s) MARK J. PARRELL and SCOTT J. FENSTER, or either of them (the "Representatives"), with full power of substitution in either of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 8:00 a.m., Central Time, on June 20, 2024, exclusively online via the Internet at www.virtualshareholdermeeting.com/EQR2024, and any postponement or adjournment thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revoke(s) any proxy heretofore given with respect to such common shares. If this proxy card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder(s), the shares will be voted accordingly.If not otherwise specified, the shares represented by this proxy card will be voted "FOR" all Nominees for Trustee, "FOR" Proposals 2 and 3, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any postponement or adjournment thereof. Continued and to be signed on reverse side